As filed with the Securities and Exchange Commission on December 31, 2001
                                            Registration No. 333-_______
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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-1

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                     GOLDEN AMERICAN LIFE INSURANCE COMPANY
             (Exact name of registrant as specified in its charter)

    DELAWARE                           6355                    41-0991508
 (State or other                 (Primary Standard          (I.R.S. Employer
  jurisdiction of                    Industrial              Identification No.)
  incorporation or                Classification Code
  organization)                        Number)

                               1475 Dunwoody Drive
                      West Chester, Pennsylvania 19380-1478
                                 (610) 425-3400
    (Address, and telephone number of registrant's principal executive office)

Marilyn Talman, Esq.                      COPY TO:
Golden American Life Insurance Company    Stephen E. Roth, Esq.
1475 Dunwoody Drive                       Sutherland Asbill & Brennan LLP
West Chester, Pennsylvania  19380-1478    1275 Pennsylvania Avenue, N.W.
(Name and Address of agent for Service    Washington, D.C.  20004-2415
    of Process)


Approximate date of commencement of proposed sale to the public:
As soon as practical after the effective date of the Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box ................................................ [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering [ ]..............

If this Form is post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering [ ].....................................

If this Form is post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering [ ].....................................

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box [ ]

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Pursuant to Rule 429 under the Securities Act of 1933, a prospectus herein also related to Registration Statement No. 333-28765.

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                      Calculation of Registration Fee

                                                                     Proposed
Title of each class                            Proposed               maximum
of securities to be    Amount to be    maximum offering price    aggregate offering      Amount of
     registered         registered        price per unit(1)          price(1)        registration fee(2)
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Annuity Contracts
(Interests in          N/A             N/A                       $1,000,000,000        $239,000
Fixed Account)


(1) The maximum aggregate offering price is estimated solely for the purpose of determining the registration fee. The amount to be registered and the proposed maximum offering price per unit are not applicable since these securities are not issued in predetermined amounts or units.

(2) Amounts previously registered in connection with File No. 333-28765 were $50,160,000 at registration fees of $15,200.
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The registrant hereby amends this registration statement statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said section 8(a), may determine.

                               PART I

The Prospectus filed herein describes certain interests in a fixed account offered by Golden American Life Insurance Company under a contract issued by the insurance company. These interests (and the fixed account) are not offered as a seperate product but in connection with a combination variable and fixed annuity product whose prospectus describes the contract in more detail and must accompany or precede the delivery of this prospectus.

ING  VARIABLE  ANNUITIES


GOLDEN AMERICAN LIFE INSURANCE COMPANY
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                          GOLDENSELECT FIXED ACCOUNT I

                                FEBRUARY 12, 2002

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     Fixed Account I ("Fixed Account") is an optional fixed interest allocation offered during the accumulation phase of your variable annuity contract between you and Golden American Life Insurance Company ("Golden American," the "Company," "we" or "our"). The Fixed Account, which is a segregated asset account of Golden American, provides a means for you to invest on a tax-deferred basis and earn a guaranteed interest for guaranteed interest periods (Fixed Interest Allocation(s)). We will credit your Fixed Interest Allocation(s) with a fixed rate of interest. We currently offer Fixed Interest Allocations with guaranteed interest periods of 6 months, 1, 3, 5, 7 and 10 years. We may not offer all guaranteed interest periods on all contracts and the rates for a given guaranteed interest period may vary among contracts. We set the interest rates periodically. We may credit a different interest rate for each interest period. The interest you earn in the Fixed Account as well as your principal is guaranteed by Golden American, as long as you do not take your money out before the maturity date for the applicable interest period. If you take your money out from a Fixed Interest Allocation more than 30 days before the applicable maturity date, we will apply a market value adjustment ("Market Value Adjustment"). A Market Value Adjustment could increase or decrease your contract value and/or the amount you take out. A surrender charge may also apply to withdrawals from your contract. You bear the risk that you may receive less than your principal because of the Market Value Adjustment.

For contracts sold in some states, not all Fixed Interest Allocations are available. You have a right to return a contract for a refund as described in the variable annuity contract prospectus. The variable annuity contract prospectus describes a deferred group and individual variable annuity contract (the "Contract") offered by Golden American. The Contract is available in connection with certain retirement plans that qualify for special federal income tax treatment as well as those that do not qualify for such treatment. Please refer to the Contract prospectus for more information.

This prospectus accompanies a Contract prospectus and provides information that you should know before investing in the Fixed Account and should be kept for future reference. If you need more information after reading this prospectus, please contact us at Customer Service Center, P.O. Box 2700, West Chester, Pennsylvania 19380 or call (800) 366-0066 or your registered representative. Either prospectus is available without charge upon request. To obtain a copy of these documents, write to or call our Customer Service Center or access the SEC's website (http://www.sec.gov).

THE SECURITIES AND EXCHANGE COMMISSION HAS NOT APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

AN INVESTMENT IN THE FIXED ACCOUNT IS NOT A BANK DEPOSIT AND IS NOT INSURED OR GUARANTEED BY ANY BANK OR BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

THIS PROSPECTUS MUST BE ACCOMPANIED OR PRECEDED BY A CURRENT PROSPECTUS FOR A VARIABLE CONTRACT.

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                                FEES AND EXPENSES
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The variable contract has insurance features and investment features, and there are charges related to each. For more information about these contract fees and expenses please refer to the Contract prospectus.

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                     GOLDEN AMERICAN LIFE INSURANCE COMPANY
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Golden American Life Insurance Company is a Delaware stock life insurance company, which was originally incorporated in Minnesota on January 2, 1973. As of December 31, 2000, Golden American became a wholly owned subsidiary of Equitable Life Insurance Company of Iowa ("Equitable Life"). Equitable Life is a wholly owned subsidiary of Equitable of Iowa Companies, Inc. ("Equitable of Iowa") which in turn is a wholly owned subsidiary of ING Groep N.V. ("ING"), a global financial services holding company based in The Netherlands. Golden American is authorized to sell insurance and annuities in all states, except New York, and the District of Columbia. In May 1996, Golden American established a subsidiary, First Golden American Life Insurance Company of New York ("First Golden"), which is authorized to sell annuities in New York and Delaware. Golden American's consolidated financial statements appear in this prospectus. On January 2, 2002, First Golden was merged into ReliaStar Life Insurance Company of New York, another wholly owned subsidiary of ING and an affiliate. Equitable of Iowa is the holding company for Equitable Life, Directed Services, Inc., the investment manager of the GCG Trust and the distributor of the Contracts, and other interests. ING also owns ING Pilgrim Investments, LLC, a portfolio manager of the GCG Trust, and the investment manager of the Pilgrim Variable Insurance Trust and the Pilgrim Variable Products Trust. ING also owns: Baring International Investment Limited, another portfolio manager of the GCG Trust, and ING Investment Management Advisors B.V., a portfolio manager of the Pilgrim Variable Insurance Trust. Our principal office is located at 1475 Dunwoody Drive, West Chester, Pennsylvania 19380.

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                              FINANCIAL STATEMENTS
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The unaudited condensed consolidated financial statements of Golden American for the nine months ended September 30, 2001 and the audited consolidated financial statements of Golden American as of December 31, 2000, and for each of the three years in the period ended December 31, 2000, are included in this prospectus.

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                          THE FIXED INTEREST ALLOCATION
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You may allocate premium payments and transfer your Contract value to the guaranteed interest periods of the Fixed Account during the accumulation period as described in the prospectus for the Contract. Every time you allocate money to the Fixed Account, we set up a Fixed Interest Allocation for the guaranteed interest period you select. We currently offer guaranteed interest periods of 6 months, 1, 3, 5, 7 and 10 years, although we may not offer all these periods under all Contracts now or in the future. You may select one or more guaranteed interest periods at any one time. We will credit your Fixed Interest Allocation with a guaranteed interest rate for the interest period you select, so long as you do not withdraw money from that Fixed Interest Allocation before the end of the guaranteed interest period. Each guaranteed interest period ends on its maturity date which is the last day of the month in which the interest period is scheduled to expire.

If you surrender, withdraw, transfer or annuitize your investment in a Fixed Interest Allocation more than 30 days before the end of the guaranteed interest period, we will apply a Market Value Adjustment to the transaction. A Market Value Adjustment could increase or decrease the amount you surrender, withdraw,

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transfer or annuitize, depending on current interest rates at the time of the transaction. You bear the risk that you may receive less than your principal because of the Market Value Adjustment.

Assets supporting amounts allocated to the Fixed Account are available to fund the claims of all classes of our customers, contract owners and other creditors. Interests under your Contract relating to the Fixed Account are registered under the Securities Act of 1933, but the Fixed Account is not registered.

SELECTING A GUARANTEED INTEREST PERIOD

You may select one or more Fixed Interest Allocations with specified guaranteed interest periods. A guaranteed interest period is the period that a rate of interest is guaranteed to be credited to your Fixed Interest Allocation. We may at any time decrease or increase the number of guaranteed interest periods offered. In addition, we may offer DCA Fixed Interest Allocations, which are 6-month and 1-year Fixed Interest Allocations available exclusively in connection with our dollar cost averaging program. For more information on DCA Fixed Interest Allocations, see "Transfers Among Your Investments -- Dollar Cost Averaging from Fixed Interest Allocations." Your Contract value in the Fixed Account is the sum of your Fixed Interest Allocations and the interest credited as adjusted for any withdrawals, transfers or other charges we may impose, including any Market Value Adjustment. Your Fixed Interest Allocation will be credited with the guaranteed interest rate in effect for the guaranteed interest period you selected when we receive and accept your premium or reallocation of Contract value. We will credit interest daily at a rate that yields the quoted guaranteed interest rate.

GUARANTEED INTEREST RATES

Each Fixed Interest Allocation will have an interest rate that is guaranteed as long as you do not take your money out until its maturity date. We do not have a specific formula for establishing the guaranteed interest rates for the different guaranteed interest periods. We determine guaranteed interest rates at our sole discretion. To find out the current guaranteed interest rate for a guaranteed interest period you are interested in, please contact our Customer Service Center or your registered representative. The determination may be influenced by the interest rates on fixed income investments in which we may invest with the amounts we receive under the Contracts. We will invest these amounts primarily in investment-grade fixed income securities (i.e., rated by Standard & Poor's rating system to be suitable for prudent investors) although we are not obligated to invest according to any particular strategy, except as may be required by applicable law. You will have no direct or indirect interest in these investments. We will also consider other factors in determining the guaranteed interest rates, including regulatory and tax requirements, sales commissions and administrative expenses borne by us, general economic trends and competitive factors. We cannot predict the level of future interest rates but no Fixed Interest Allocation will ever have a guaranteed interest rate declared of less than 3% per year.

We may from time to time at our discretion offer interest rate specials for new premiums that are higher than the current base interest rate then offered. Renewal rates for such rate specials will be based on the base interest rate and not on the special rates initially declared.

TRANSFERS FROM A FIXED INTEREST ALLOCATION

You may transfer your Contract value in a Fixed Interest Allocation to one or more new Fixed Interest Allocations with new guaranteed interest periods, or to any of the subaccounts of Golden American's Separate Account B as described in the Contract prospectus. We will transfer amounts from your Fixed Interest Allocations starting with the guaranteed interest period nearest its maturity date, until we have honored your transfer request.

The minimum amount that you can transfer to or from any Fixed Interest Allocation is $100. If a transfer request would reduce the Contract value remaining in a Fixed Interest Allocation to less than $100, we will treat such transfer request as a request to transfer the entire Contract value in such Fixed Interest Allocation. Transfers from a Fixed Interest Allocation may be subject to a Market Value Adjustment. If you have a special Fixed Interest Allocation that was offered exclusively with our dollar cost averaging program,

Fixed Account-121472                   3
cancelling dollar cost averaging will cause a transfer of the entire Contract value in such Fixed Interest Allocation to the Liquid Asset subaccount, and such a transfer will be subject to a Market Value Adjustment.

On the maturity date of a guaranteed interest period, you may transfer amounts from the applicable Fixed Interest Allocation to the subaccounts and/or to new Fixed Interest Allocations with guaranteed interest periods of any length we are offering at that time. You may not, however, transfer amounts to any Fixed Interest Allocation with a guaranteed interest period that extends beyond the annuity start date.

At least 30 calendar days before a maturity date of any of your Fixed Interest Allocations, or earlier if required by state law, we will send you a notice of the guaranteed interest periods that are available. You must notify us which subaccounts or new guaranteed interest periods you have selected before the maturity date of your Fixed Interest Allocations. If we do not receive timely instructions from you, we will transfer the Contract value in the maturing Fixed Interest Allocation to a new Fixed Interest Allocation with a guaranteed interest period that is the same as the expiring guaranteed interest period. If such guaranteed interest period is not available or would go beyond the annuity start date, we will transfer your Contract value in the maturing Fixed Interest Allocation to the next shortest guaranteed interest period which does not go beyond the annuity start date. If no such guaranteed interest period is available, we will transfer the Contract value to a subaccount specially designated by the Company for such purpose. Currently we use the Liquid Asset subaccount for such purpose.

Please be aware that the benefit we pay under certain optional benefit riders will be adjusted by any transfers you make to and from the Fixed Interest Allocations during specified periods while the rider is in effect. See "Optional Riders" in the Contract prospectus.

WITHDRAWALS FROM A FIXED INTEREST ALLOCATION

During the accumulation phase, you may withdraw a portion of your Contract value in any Fixed Interest Allocation. You may make systematic withdrawals of only the interest earned during the prior month, quarter or year, depending on the frequency chosen, from a Fixed Interest Allocation under our systematic withdrawal option. Systematic withdrawals from a Fixed Interest Allocation are not permitted if such Fixed Interest Allocation is currently participating in the dollar cost averaging program. A withdrawal from a Fixed Interest Allocation may be subject to a Market Value Adjustment and a contract surrender charge. Be aware that withdrawals may have federal income tax consequences, including a 10% penalty tax, as well as state income tax consequences.

If you tell us the Fixed Interest Allocation from which your withdrawal will be made, we will assess the withdrawal against that Fixed Interest Allocation. If you do not, we will assess your withdrawal against the subaccounts in which you are invested, unless the withdrawal exceeds the Contract value in the subaccounts. If the withdrawal exceeds the Contract value in those subaccounts, we will deduct your withdrawal from your Fixed Interest Allocations starting with the guaranteed interest periods nearest their maturity dates until we have honored your request. Please be aware that the benefit we pay under any of the optional benefit riders will be reduced by any withdrawals you made from the Fixed Interest Allocations during the period while the rider is in effect. See "Optional Riders" in the Contract prospectus.

MARKET VALUE ADJUSTMENT

A Market Value Adjustment may decrease, increase or have no effect on your Contract value. We will apply a Market Value Adjustment (i) whenever you withdraw or transfer money from a Fixed Interest Allocation (unless made within 30 days before the maturity date of the applicable guaranteed interest period, or under the systematic withdrawal or dollar cost averaging program) and (ii) if on the annuity start date a guaranteed interest period for any Fixed Interest Allocation does not end on or within 30 days of the annuity start date.

We determine the Market Value Adjustment by multiplying the amount you withdraw, transfer or apply to an income plan by the following factor:

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                                            N/365
                         ((1+I)/(1+J+.0025))      -1

Where,

     o "I" is the Index Rate for a Fixed Interest Allocation on the first day of the guaranteed interest period;

     o "J" is the Index Rate for a new Fixed Interest Allocation with a guaranteed interest period equal to the time remaining (rounded up to the next full year) in the guaranteed interest period; and

     o "N" is the remaining number of days in the guaranteed interest period at the time of calculation.

The Index Rate is the average of the Ask Yields for U.S. Treasury Strips as quoted by a national quoting service for a period equal to the applicable guaranteed interest period. The average currently is based on the period starting from the 22nd day of the calendar month two months prior to the month of the Index Rate determination and ending the 21st day of the calendar month immediately before the month of determination. We currently calculate the Index Rate once each calendar month but have the right to calculate it more frequently. The Index Rate will always be based on a period of at least 28 days. If the Ask Yields are no longer available, we will determine the Index Rate by using a suitable and approved, if required, replacement method.

A Market Value Adjustment may be positive, negative or result in no change. In general, if interest rates are rising, you bear the risk that any Market Value Adjustment will likely be negative and reduce your Contract value. On the other hand, if interest rates are falling, it is more likely that you will receive a positive Market Value Adjustment that increases your Contract value. In the event of a full surrender, transfer or annuitization from a Fixed Interest Allocation, we will add or subtract any Market Value Adjustment from the amount surrendered, transferred or annuitized. In the event of a partial withdrawal, transfer or annuitization, we will add or subtract any Market Value Adjustment from the total amount withdrawn, transferred or annuitized in order to provide the amount requested. If a negative Market Value Adjustment exceeds your Contract value in the Fixed Interest Allocation, we will consider your request to be a full surrender, transfer or annuitization of the Fixed Interest Allocation.

Several examples which illustrate how the Market Value Adjustment works are included in Appendix A.

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                                  SPECIAL FUNDS
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We use the term Special Funds in the discussion of the enhanced death benefit options and the optional riders. The Special Funds currently include Fixed Interest Allocations and certain variable subaccounts as described in your Contract prospectus. The Company may, at any time, designate any new and/or existing subaccount as a Special Fund with 30 days notice with respect to new premiums added or transfers to such subaccount. Allocations to Special Funds will not affect the death benefit that may be available under the earnings multiplier benefit rider. Designation of a subaccount as a Special Fund may vary by benefit. For example, a subaccount may be designated a Special Fund for purposes of calculating a living benefit, but not a death benefit or for calculating one death benefit and not another.

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                              THE ANNUITY CONTRACT
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The Contract is described in another prospectus. This prospectus describes the Fixed Account and the operations of any Fixed Interest Allocation under your Contract.

     CONTRACT VALUE IN THE FIXED INTEREST ALLOCATIONS. On the contract date, the Contract value in any Fixed Interest Allocation in which you are invested is equal to the portion of the initial premium paid and designated for allocation to the Fixed Interest Allocation. On each business day after the contract date, we calculate the amount of Contract value in each Fixed Interest Allocation as follows:

Fixed Account-121472                   5

     (1) We take the Contract value in the Fixed Interest Allocation at the end of the preceding business day.

     (2) We credit a daily rate of interest on (1) at the guaranteed rate since the preceding business day.

     (3)  We add (1) and

     (4)  We subtract from (3) any transfers from that Fixed Interest
          Allocation.

     (5) We subtract from (4) any withdrawals, and then subtract any contract fees (including any rider charges) and premium taxes.

Additional premium payments and transfers allocated to the Fixed Account will be placed in a new Fixed Interest Allocation. The Contract value on the date of allocation will be the amount allocated.Several examples which illustrate how the Market Value Adjustment works are included in Appendix A.

CASH SURRENDER VALUE

The cash surrender value is the amount you receive when you surrender the Contract. The cash surrender value will fluctuate daily based on the interest credited to Fixed Interest Allocations, any Market Value Adjustment, and any surrender charge. We do not guarantee any minimum cash surrender value. On any date during the accumulation phase, we calculate the cash surrender value as follows: we start with your Contract value, then we adjust for any Market Value Adjustment, and then we deduct any surrender charge, any charge for premium taxes, the annual contract administrative fee (unless waived), and any optional benefit rider charge, and any other charges incurred but not yet deducted.

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                                   WITHDRAWALS
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Any time during the accumulation phase and before the death of the contract owner, except under certain qualified contracts, you may withdraw all or part of your money. Keep in mind that if you request a withdrawal for more than 90% of the cash surrender value, we will treat it as a request to surrender the Contract.

You need to submit to us a written request specifying the Fixed Interest Allocations or subaccounts from which amounts are to be withdrawn, otherwise the withdrawal will be made on a pro rata basis from all of the allocations and subaccounts in which you are invested. If there is not enough Contract value in the subaccounts, we will deduct the balance of the withdrawal from your Fixed Interest Allocations starting with the guaranteed interest periods nearest their maturity dates until we have honored your request. We will apply a Market Value Adjustment to any withdrawal from your Fixed Interest Allocation taken more than 30 days before its maturity date. We will determine the Contract value as of the close of business on the day we receive your withdrawal request at our Customer Service Center. The Contract value may be more or less than the premium payments made.

We offer the following three withdrawal options:

REGULAR WITHDRAWALS

After the free look period, you may make regular withdrawals. Each withdrawal must be a minimum of $100. We will apply a Market Value Adjustment to any regular withdrawal from a Fixed Interest Allocation that is taken more than 30 days before its maturity date.

SYSTEMATIC WITHDRAWALS

See the Contract prospectus for general information on Systematic Withdrawals.

Systematic withdrawals from Fixed Interest Allocations are limited to interest earnings during the prior month, quarter, or year, depending on the frequency you chose. Systematic withdrawals are not subject to a Market Value Adjustment, unless you have added the Fixed Dollar Systematic Withdrawal Feature discussed below and the payments exceed interest earnings. Systematic withdrawals from Fixed Interest

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Allocations under the Fixed Dollar Systematic Withdrawal Feature are available only in connection with Section 72(q) and 72(t) distributions. A Fixed Interest Allocation may not participate in both the systematic withdrawal option and the dollar cost averaging program at the same time.

     FIXED DOLLAR SYSTEMATIC WITHDRAWAL FEATURE. You may add the Fixed Dollar Systematic Withdrawal Feature to your regular fixed dollar systematic withdrawal program. This feature allows you to receive a systematic withdrawal in a fixed dollar amount regardless of any Market Value Adjustments. Systematic withdrawals from Fixed Interest Allocations under the Fixed Dollar Systematic Withdrawal Feature are available only in connection with Section 72(q) and 72(t) distributions. We will assess a Market Value Adjustment on the withdrawal date if the withdrawal from a Fixed Interest Allocation exceeds your interest earnings on the withdrawal date. We will adjust the amount withdrawn to include any Market Value Adjustment so that the amount of each systematic withdrawal remains fixed, unless you direct otherwise.

IRA WITHDRAWALS

See the Contract prospectus for general information on IRA Withdrawals.

An IRA withdrawal from a Fixed Interest Allocation in excess of the amount allowed under systematic withdrawals will be subject to a Market Value Adjustment. CONSULT YOUR TAX ADVISER REGARDING THE TAX CONSEQUENCES ASSOCIATED WITH TAKING WITHDRAWALS. You are responsible for determining that withdrawals comply with applicable law. A withdrawal made before the taxpayer reaches age 59 1/2 may result in a 10% penalty tax. See "Federal Tax Considerations" in the Contract prospectus for more details.

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                        TRANSFERS AMONG YOUR INVESTMENTS
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You may transfer your Contract value among the subaccounts in which you are invested and your Fixed Interest Allocations at the end of the free look period until the annuity start date. See the Contract prospectus for general information regarding transfers including transfers by third parties. We will apply a Market Value Adjustment to transfers from a Fixed Interest Allocation taken more than 30 days before its maturity date, unless the transfer is made under the dollar cost averaging program. Keep in mind that transfers between Special Funds and other investment portfolios may negatively impact your death benefit or rider benefits.

If you allocate Contract value to an investment option that has been designated as a Restricted Fund, your ability to transfer Contract value to the Restricted Fund may be limited. A transfer to the Restricted Funds will not be permitted to the extent that it would increase the Contract value in the Restricted Fund to more than the applicable limits following the transfer. We do not limit transfers from Restricted Funds. If the result of multiple reallocations is to lower the percentage of total Contract value in the Restricted Fund, the reallocation will be permitted even if the percentage of Contract value in the Restricted Fund is greater than the limit.

Please be aware that the benefit we pay under an optional benefit rider may be affected by certain transfers you make while the rider is in effect. Transfers, including those involving Special Funds, may also affect your optional rider base. See "The Annuity Contract -- Optional Riders" in the Contract prospectus.

Transfers will be based on values at the end of the business day in which the transfer request is received at our Customer Service Center.

The minimum amount that you may transfer is $100 or, if less, your entire Contract value held in a subaccount or a Fixed Interest Allocation.

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DOLLAR COST AVERAGING FROM FIXED INTEREST ALLOCATIONS

You may elect to participate in our dollar cost averaging program if you have at least $1,200 of Contract value in Fixed Account Interest Allocations with a guaranteed interest period of 1 year or less. The Fixed Interest Allocations serve as the source accounts from which we will, on a monthly basis, automatically transfer a set dollar amount of money to other Fixed Interest Allocations or contract investment portfolio subaccounts selected by you.

The dollar cost averaging program is designed to lessen the impact of market fluctuation on your investment. Since we transfer the same dollar amount to subaccounts each month, more units of a subaccount are purchased if the value of its unit is low and fewer units are purchased if the value of its unit is high. Therefore, a lower than average value per unit may be achieved over the long term. However, we cannot guarantee this. When you elect the dollar cost averaging program, you are continuously investing in securities regardless of fluctuating price levels. You should consider your tolerance for investing through periods of fluctuating price levels.

You elect the dollar amount you want transferred under this program. Each monthly transfer must be at least $100. You may change the transfer amount once each contract year.

Transfers from a Fixed Interest Allocation under the dollar cost averaging program are not subject to a Market Value Adjustment.

If you do not specify the subaccounts to which the dollar amount of the source account is to be transferred, we will transfer the money to the subaccounts in which you are invested on a proportional basis. The transfer date is the same day each month as your contract date. If, on any transfer date, your Contract value in a source account is equal or less than the amount you have elected to have transferred, the entire amount will be transferred and the program will end. You may terminate the dollar cost averaging program at any time by sending satisfactory notice to our Customer Service Center at least 7 days before the next transfer date. A Fixed Interest Allocation may not participate in the dollar cost averaging program and in systematic withdrawals at the same time.

See "Dollar Cost Averaging" in the Contract prospectus for a discussion of transferring to a Restricted Fund.

We may in the future offer additional subaccounts or withdraw any subaccount or Fixed Interest Allocation to or from the dollar cost averaging program or otherwise modify, suspend or terminate this program. Of course, such change will not affect any dollar cost averaging programs in operation at the time.

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                                CHARGES AND FEES
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The Contract has insurance features and investment features, and there are charges related to each. For the insurance features, the Company deducts a mortality and expense risk charge, an asset-based administrative charge, and an annual contract administrative charge of $40. You may also purchase optional benefit riders, charges for which are deducted from your Contract value. We deduct the mortality and expense risk charge and the asset-based administrative charges daily directly from your Contract value in the subaccounts and in the case of the earnings multiplier benefit rider from your Fixed Interest Allocations, as well.

When deducting the other contract charges and rider charges; if the value in the subaccounts is insufficient, the contract charges and rider charge will be deducted from the Fixed Interest Allocations starting with the guaranteed interest periods nearest their maturity dates until the charge has been paid and the amount deducted may be subject to a Market Value Adjustment. See the Contract prospectus for more information.

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                        DEATH BENEFIT AND OPTIONAL RIDERS
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Please refer to your Contract prospectus for descriptions of benefits and optional riders under the Contract and the effect of your Fixed Interest Allocations on those benefits and riders. For purposes of calculating the death benefits and optional riders, certain investment portfolios and the Fixed Account are designated as "Special Funds." Selecting a Special Fund may limit or reduce the death benefit.

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                            OTHER CONTRACT PROVISIONS
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SUSPENSION OF PAYMENTS

We have the right to delay payment of amounts from a Fixed Interest Allocation for up to 6 months.

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                                OTHER INFORMATION
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STATE REGULATION

We are regulated by the Insurance Department of the State of Delaware. We are also subject to the insurance laws and regulations of all jurisdictions where we do business. We are required to submit annual statements of our operations, including financial statements, to the Insurance Departments of the various jurisdictions in which we do business to determine solvency and compliance with state insurance laws and regulations.

LEGAL PROCEEDINGS

The Company, like other insurance companies, may be involved in lawsuits, including class action lawsuits. In some class action and other lawsuits involving insurers, substantial damages have been sought and/or material settlement payments have been made. We believe that currently there are no pending or threatened lawsuits that are reasonably likely to have a material adverse impact on the Company or Separate Account B.

LEGAL MATTERS

The legal validity of the Contracts was passed on by Myles R. Tashman, Esquire, Executive Vice President, General Counsel and Assistant Secretary of Golden American. Sutherland Asbill & Brennan LLP of Washington, D.C. has provided advice on certain matters relating to federal securities laws.

EXPERTS

The audited consolidated financial statements of Golden American at December 31, 2000 and 1999 and for each of the three years in the period ended December 31, 2000 appearing in this prospectus or Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing in this prospectus or in the Registration Statement, and are included or incorporated by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

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                           FEDERAL TAX CONSIDERATIONS
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For a general description of the federal income tax considerations associated with the Contract please refer to the Contract prospectus. The "Federal Tax Considerations" section of the Contract prospectus and does not purport to be complete or to cover all tax situations. The discussion is not intended as tax advice. You should consult your counsel or other competent tax advisers for more complete information. The discussion is based upon our understanding of the present federal income tax laws. We do not make any representations as to the likelihood of continuation of the present federal income tax laws or as to how they may be interpreted by the IRS.

Fixed Account-121472                   9

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          MORE INFORMATION ABOUT GOLDEN AMERICAN LIFE INSURANCE COMPANY
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         FINANCIAL STATEMENTS OF GOLDEN AMERICAN LIFE INSURANCE COMPANY
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Fixed Account-121472                   10

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                                   APPENDIX A
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                        MARKET VALUE ADJUSTMENT EXAMPLES

EXAMPLE #1:  FULL SURRENDER -- EXAMPLE OF A NEGATIVE MARKET VALUE ADJUSTMENT

      Assume $100,000 was allocated to a Fixed Interest Allocation with a guaranteed interest period of 10 years, a guaranteed interest rate of 7.5%, an initial Index Rate ("I") of 7%; that a full surrender is requested 3 years into the guaranteed interest period; that the then Index Rate for a 7 year guaranteed interest period ("J") is 8%; and that no prior transfers or withdrawals affecting this Fixed Interest Allocation have been made. CALCULATE THE MARKET VALUE ADJUSTMENT

     1.   The contract value of the Fixed Interest Allocation on the date of
                                                 3
          surrender is $124,230 ($100,000 x 1.075  )

     2.   N = 2,555 ( 365 x 7 )

     3.   Market Value Adjustment =

                                   2,555/365
          $124,230 x [(1.07/1.0825)           -1 ] = $9,700

     Therefore, the amount paid to you on full surrender is $114,530 ($124,230 - $9,700 ).


EXAMPLE #2:  FULL SURRENDER -- EXAMPLE OF A POSITIVE MARKET VALUE ADJUSTMENT

      Assume $100,000 was allocated to a Fixed Interest Allocation with a guaranteed interest period of 10 years, a guaranteed interest rate of 7.5%, an initial Index Rate ("I") of 7%; that a full surrender is requested 3 years into the guaranteed interest period; that the then Index Rate for a 7 year guaranteed interest period ("J") is 6%; and that no prior transfers or withdrawals affecting this Fixed Interest Allocation have been made. CALCULATE THE MARKET VALUE ADJUSTMENT

     1. The contract value of the Fixed Interest Allocation on the date of surrender is $124,230 ($100,000 x 1.0753)

     2.   N = 2,555 ( 365 x 7 )

     3.   Market Value Adjustment =
                                     2,555/365
          $124,230 x [( 1.07/1.0625 )           -1 ]= $6,270

     Therefore, the amount paid to you on full surrender is $130,500 ($124,230 + $6,270 ).


EXAMPLE #3:  WITHDRAWAL -- EXAMPLE OF A NEGATIVE MARKET VALUE ADJUSTMENT

      Assume $200,000 was allocated to a Fixed Interest Allocation with a guaranteed interest period of 10 years, a guaranteed interest rate of 7.5%, an initial Index Rate ("I") of 7%; that a withdrawal of $114,530 is requested 3 years into the guaranteed interest period; that the then Index Rate ("J") for a 7 year guaranteed interest period is 8%; and that no prior transfers or withdrawals affecting this Fixed Interest Allocation have been made.

Fixed Account-121472                   A1

     First calculate the amount that must be withdrawn from the Fixed Interest Allocation to provide the amount requested.

     1. The contract value of the Fixed Interest Allocation on the date of withdrawal is $248,459 ( $200,000 x 1.0753 )

     2.   N = 2,555 ( 365 x 7 )

     3.   Amount that must be withdrawn =

                                    2,555/365
          [ $114,530 / (1.07/1.0825)           ] = $124,230

     Then calculate the Market Value Adjustment on that amount.

     4.   Market Value Adjustment =

                                   2,555/365
          $124,230 x [(1.07/1.0825)           -1 ] = $9,700

     Therefore, the amount of the withdrawal paid to you is $114,530, as requested. The Fixed Interest Allocation will be reduced by the amount of the withdrawal, $114,530, and also reduced by the Market Value Adjustment of $9,700, for a total reduction in the Fixed Interest Allocation of $124,230.

EXAMPLE #4:  WITHDRAWAL -- EXAMPLE OF A POSITIVE MARKET VALUE ADJUSTMENT

      Assume $200,000 was allocated to a Fixed Interest Allocation with a guaranteed interest period of 10 years, a guaranteed interest rate of 7.5%, an initial Index Rate of 7%; that a withdrawal of $130,500 requested 3 years into the guaranteed interest period; that the then Index Rate ("J") for a 7 year guaranteed interest period is 6%; and that no prior transfers or withdrawals affecting this Fixed Interest Allocation have been made.

     First calculate the amount that must be withdrawn from the Fixed Interest Allocation to provide the amount requested.

     1. The contract value of Fixed Interest Allocation on the date of surrender is $248,459 ( $200,000 x 1.0753)

     2.   N = 2,555 ( 365 x 7 )

     3.   Amount that must be withdrawn =

                                    2,555/365
          [ $130,500 / (1.07/1.0625)           ] = $124,230

     Then calculate the Market Value Adjustment on that amount.

     4.   Market Value Adjustment =

                                   2,555/365
          $124,230 x [(1.07/1.0625)           -1 ] = $$6,270

     Therefore, the amount of the withdrawal paid to you is $130,500, as requested. The Fixed Interest Allocation will be reduced by the amount of the withdrawal, $130,500, but increased by the Market Value Adjustment of $6,270, for a total reduction in the Fixed Interest Allocation of $124,230.

Fixed Account-121472                   A2

                             ING VARIABLE ANNUITIES

                     GOLDEN AMERICAN LIFE INSURANCE COMPANY

            Golden American Life Insurance Company is a stock company
                             domiciled in Delaware.
--------------------------------------------------------------------------------
Fixed Account--121472                                                02/12/2002

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         MORE INFORMATION ABOUT GOLDEN AMERICAN LIFE INSURANCE COMPANY
--------------------------------------------------------------------------------

SELECTED FINANCIAL DATA

The following selected financial data prepared in accordance with generally accepted accounting principles ("GAAP") for Golden American should be read in conjunction with the financial statements and notes thereto included in this prospectus. On October 24, 1997, PFHI Holdings, Inc. ("PFHI"), a Delaware corporation, acquired all of the outstanding capital stock of Equitable of Iowa Companies ("Equitable of Iowa"), according to a merger agreement among Equitable of Iowa, PFHI and ING Groep N.V. (the "ING acquisition"). On August 13, 1996, Equitable of Iowa acquired all of the outstanding capital stock of BT Variable, Inc., then the parent of Golden American (the "Equitable acquisition"). For financial statement purposes, the ING acquisition was accounted for as a purchase effective October 25, 1997 and the Equitable acquisition was accounted for as a purchase effective August 14, 1996. As a result, the financial data presented below for periods after October 24, 1997, are presented on the Post-Merger new basis of accounting, for the period August 14, 1996 through October 24, 1997, are presented on the Post-Acquisition basis of accounting, and for August 13, 1996 and prior periods are presented on the Pre-Acquisition basis of accounting.

                                                       SELECTED GAAP BASIS FINANCIAL DATA
                                                                 (IN THOUSANDS)
                                                                   POST-MERGER
                                        ----------------------------------------------------------------------------------
                                        For the Period                                                      For the Period
                                          January 1,      For the Year     For the Year    For the Year       October 25,
                                         2001 through         Ended            Ended           Ended         1997 through
                                         September 30,    December 31,     December 31,    December 31,      December 31,
                                             2001             2000             1999            1998              1997
                                        --------------    ------------     ------------    ------------     --------------
Annuity and Interest
    Sensitive Life
    Product Charges.................    $     117,308    $      144,877    $     82,935     $     39,119     $      3,834
Net Income (Loss) before
    Federal Income Tax .............    $       5,513    $       32,862    $     19,737     $     10,353     $       (279)
Net Income (Loss)...................    $       3,444    $       19,180    $     11,214     $      5,074     $       (425)
Total Assets........................    $  12,031,210    $   11,852,677    $  9,392,857     $  4,754,623     $  2,446,395
Total Liabilities...................    $  11,270,516    $   11,235,540    $  8,915,008     $  4,400,729     $  2,219,082
Total Stockholder's Equity..........    $     760,694    $      617,137    $    477,849     $    353,894     $    227,313


                                                              POST-ACQUISITION            PRE-ACQUISITION
                                                       ------------------------------     ---------------
                                                       For the Period  For the Period     For the Period
                                                       January 1,1997    August 14,         January 1,
                                                           through      1996 through       1996 through
                                                         October 24,    December 31,        August 13,
                                                            1997            1996               1996
                                                       --------------  --------------     ---------------
Annuity and Interest
    Sensitive Life  Product Charges...................   $  18,288      $      8,768         $ 12,259
Net Income (Loss) before  Federal Income Tax..........   $    (608)     $        570         $  1,736
Net Income (Loss).....................................   $     729      $        350         $  3,199
Total Assets..........................................       N/A        $  1,677,899            N/A
Total Liabilities.....................................       N/A        $  1,537,415            N/A
Total Stockholder's Equity............................       N/A        $    140,484            N/A

BUSINESS ENVIRONMENT

The current business and regulatory environment presents many challenges to the insurance industry. The variable annuity competitive environment remains intense and is dominated by a number of large highly rated insurance companies. Increasing competition from traditional insurance carriers as well as banks and mutual fund companies offers consumers many choices. However, overall demand for variable insurance products remains strong for several reasons including: low levels of inflation, moderate interest rate levels, a growing U.S. economy; an aging U.S. population that is increasingly concerned about retirement, estate planning, and maintaining their standard of living in retirement; and potential reductions in government and employer-provided benefits at retirement, as well as lower public confidence in the adequacy of those benefits.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS

The purpose of this section is to discuss and analyze Golden American Life Insurance Company's ("Golden American") consolidated results of operations. In addition, some analysis and information regarding financial condition and liquidity and capital resources is provided. This analysis should be read jointly with the condensed consolidated financial statements, related notes, and the Cautionary Statement Regarding Forward-Looking Statements, which appear elsewhere in this report. Golden American reports financial results on a consolidated basis. The consolidated financial statements include the accounts of Golden American and its wholly owned subsidiary, First Golden American Life Insurance Company of New York ("First Golden," and collectively with Golden American, the "Companies").

                              RESULTS OF OPERATION

THE FIRST NINE MONTHS OF 2001
COMPARED TO SAME PERIOD OF 2000

PREMIUMS

                                                          PERCENTAGE      DOLLAR
FOR THE NINE MONTHS ENDED SEPTEMBER 30          2001        CHANGE        CHANGE         2000
                                              --------    ----------     --------      --------
                                                             (Dollars in millions)
Variable annuity premiums:
    Separate account........................   $ 303.9      (55.5)%      $(378.8)     $  682.7
    Fixed account...........................    1043.1      107.3          539.9         503.2
Total variable annuity premiums.............    1347.0       13.6          161.1       1,185.9
Fixed annuity premiums......................       1.9        --             1.9           --
Variable life premiums......................       1.1      (26.7)          (0.4)          1.5
                                              --------      -------       ------      --------
Total premiums..............................  $1,350.0       13.7%        $162.6      $1,187.4
                                              ========      =======       ======      ========

For the Companies' variable and fixed insurance contracts, premiums collected are not reported as revenues, but as deposits to insurance liabilities. Revenues for these products are recognized over time in the form of investment spread and product charges.

Variable annuity premiums net of reinsurance increased 13.6% during the first nine months of 2001 compared to the same period of 2000. This increase is primarily due to sales of the Guarantee product, a registered fixed annuity product introduced in the last quarter of 2000. Sales for this product totaled $463.0 million in the first nine months of 2001. Also contributing to the increase is a decline of $0.1 billion in ceded variable annuity separate account premiums to $1.6 billion for the first nine months of 2000. This is mainly due to the effects of modified coinsurance agreements. Offsetting these increases is a reduction of $574.4 million in the sales of variable annuity separate account products in the first nine months of 2001 as compared to the first nine months of 2000.

During the first nine months of 2001, First Golden began selling two fixed annuity products, a Flex Annuity and a Multi-Year Guarantee Annuity. Premiums, net of reinsurance, for variable products from a significant broker/dealer having at least ten percent of total sales for the nine months ended September 30, 2001 totaled $132.8 million, or 10% of total premiums ($139.3 million, or 12% from a significant broker/dealer for the same period in 2000). Gross premiums for variable products from a significant broker/dealer having at least ten percent of total sales for the nine months ended September 30, 2001, totaled $313.2 million, or 11% of total gross premiums ($659.9 million, or 22%, from two significant broker/dealers for the same period in 2000).

REVENUES

                                                          PERCENTAGE      DOLLAR
FOR THE NINE MONTHS ENDED SEPTEMBER 30          2001        CHANGE        CHANGE         2000
                                              --------    ----------     --------      --------
                                                             (Dollars in millions)
Annuity and interest sensitive life
   product charges.........................   $117.3         12.9%         $13.4        $103.9
Management fee revenue.....................     18.7         11.0            1.9          16.8
Net investment income......................     67.0         39.9           19.1          47.9
Realized losses on investments.............     (1.5)       (66.4)           3.0          (4.5)
                                              ------         -----         -----        ------
                                              $201.5         22.8%         $37.4        $164.1
                                              ======         =====         =====        ======

Total revenues increased 22.8% in the first nine months of 2001 from the same period in 2000. Annuity and interest sensitive life product charges increased 12.9% in the first nine months of 2001 due to additional fees earned from the higher average block of business under management in the variable separate accounts and higher surrender charges. Golden American provides certain managerial and supervisory services to Directed Services, Inc. ("DSI"). The fee paid to Golden American for these services, which is calculated as a percentage of average assets in the variable separate accounts, was $17.3 million and $15.6 million for the first nine months of 2001 and 2000, respectively. This increase was due to the increasing average assets in the variable separate accounts.

Net investment income increased 39.9% in the first nine months of 2001 due to a growth in invested assets during 2001 mainly related to the introduction of the Guarantee product. The Companies had $1.5 million of realized losses on the sale of investments in the first nine months of 2001, compared to losses of $4.5 million in the same period of 2000.

EXPENSES

Total insurance benefits and expenses increased $60.3 million, or 49.2%, to $181.5 million in the first nine months of 2001 from the same period in 2000. Interest credited to account balances decreased $22.6 million, or 15.4%, to $124.1 million in the first nine months of 2001. The premium credit on the Premium Plus product decreased $31.7 million to $73.9 million at September 30, 2001 due to a decrease in variable annuity sales of the separate account product. This decrease was partially offset by an increase in interest credited due to higher average account balances associated with the Companies' fixed account options, mainly due to the introduction of the Guarantee product in the fourth quarter of 2000. The guaranteed benefits reserve change was $19.6 million for the nine months ended September 30, 2001 mainly due to the downturn in the equity markets.

Commissions were nearly unchanged from September 30, 2000 at $160.8 million for the nine months ended September 30, 2001. This is consistent with relatively stable gross premiums for the nine months ended September 30, 2001 and 2000, despite a change in the product sales mix. Insurance taxes, state licenses, and fees increased $1.0 million, or 24.3%, to $5.0 million in the first nine months of 2001. Changes in commissions and insurance taxes, state licenses, and fees are generally related to changes in the level and mix or composition of fixed and variable product sales. Most costs incurred as the result of sales have been deferred, thus having very little impact on current earnings.

General expenses increased $23.4 million, or 38.2%, to $84.6 million in the first nine months of 2001. The Companies use a network of wholesalers to distribute products, and the salaries and sales bonuses of these wholesalers are included in general expenses. The portion of these salaries and related expenses that varies directly with production levels is deferred thus having little impact on current earnings. Contributing to this increase in general expenses are additional cost allocations during the first nine months of 2001. The increase in general expenses was partially offset by reimbursements received from DSI, Equitable Life Insurance Company of Iowa ("Equitable Life"), ING Mutual Funds Management Co., LLC, an affiliate, Security Life of Denver Insurance Company, an affiliate, Southland Life Insurance Company, an affiliate, and United Life & Annuity Insurance Company, an affiliate, for certain advisory, computer, and other resources and services provided by the Companies.

During the first nine months of 2001 and 2000, the value of purchased insurance in force ("VPIF") was adjusted to increase amortization by $1,116,000 and $687,000, respectively, to reflect changes in the assumptions related to the timing of estimated gross profits. Based on current conditions and assumptions as to the impact of future events on acquired policies in force, the expected approximate net amortization relating to VPIF as of September 30, 2001 is $0.8 million for the remainder of 2001, $2.9 million in 2002, $2.7 million in 2003, $2.4 million in 2004, $1.9 million in 2005, and $1.4 million in 2006. Actual amortization may vary based upon changes in assumptions and experience.

Amortization of deferred policy acquisition costs ("DPAC") decreased $9.3 million, or 18.8%, in the first nine months of 2001. The decrease in the amortization was mainly due to an increase in the amount of deferred costs that have been offset due to the modified coinsurance agreement entered into during the second quarter of 2000. Deferred policy acquisition costs decreased $27.7 million, or 31.6%, for the nine months ended September 30, 2001. The decline in the deferred policy acquisition costs was mainly due to a lower deferral of the premium credit on the Premium Plus product.

Expenses and charges reimbursed to Golden American under modified coinsurance agreements decreased from $220.2 million for the first nine months in 2000 to $194.0 million during the first nine months in 2001. This reimbursement is primarily due to a modified coinsurance agreement which was entered into during the second quarter of 2000, with Equitable Life, an affiliate, covering a considerable portion of Golden American's variable annuities issued after January 1, 2000, excluding those with an interest rate guarantee. Under this reinsurance agreement, $192.5 million and $214.7 in expenses and charges were reimbursed during the first nine months of 2001 and 2000, respectively. This reimbursement offset deferred policy acquisition costs and non-deferrable costs related to policies reinsured under this agreement.

Interest expense decreased 3.6%, or $0.5 million, to $14.4 million in the first nine months of 2001. Interest expense on a $25 million surplus note issued December 1996 and expiring December 2026 was $1.5 million for the first nine months of 2001 and 2000. Interest expense on a $60 million surplus note issued in December 1998 and expiring December 2028 was $3.3 million for the first nine months of 2001 and 2000, respectively. Interest expense on a $75 million surplus note, issued September 1999 and expiring September 2029 was $4.4 million for the first nine months of 2001 and 2000, respectively. Interest expense on a $50 million surplus note, issued December 1999 and expiring December 2029 was $3.1 million for the first nine months of 2001 and 2000. Interest expense on a $35 million surplus note issued December 1999 and expiring December 2029 was $2.1 million for the first nine months of 2001 and $2.3 million in 2000. Golden American also paid $25,000 in 2001 and $0.4 million in 2000 to ING America Insurance Holdings, Inc. ("ING AIH") for interest on a reciprocal loan agreement. Interest expense on a revolving note payable with SunTrust Bank, Atlanta was $117,000 and $36,000 for the first nine months of 2001 and 2000, respectively.

INCOME

Net income was $3.4 million for the first nine months of 2001, a decrease of $14.7 million, or 81.0% from the same period of 2000.

Comprehensive income for the first nine months of 2001 was $12.6 million, a decrease of $9.2 million from comprehensive income of $21.8 million in the same period of 2000.

Net loss on a statutory basis was $206.8 million and $6.0 for the nine months ended September 30, 2001 and 2000, respectively. This decrease is mainly due to increased reserves related to the downturn in the equity markets.

2000 COMPARED TO 1999

PREMIUMS

                                                           PERCENTAGE        DOLLAR
FOR THE YEAR ENDED DECEMBER 31                 2000          CHANGE          CHANGE         1999
                                             --------      ----------        ------         ----
                                                              (Dollars in millions)
Variable annuity premiums:
    Separate account....................     $1,307.3        (48.0)%       $(1,204.4)     $2,511.7
    Fixed account.......................        793.1          2.9              22.4         770.7
Total variable annuity premiums.........      2,100.4        (36.0)         (1,182.0)      3,282.4
Variable life premiums..................          1.6        (81.8)             (7.0)          8.6
                                             --------       -------        ---------      --------
Total premiums..........................     $2,102.0       (36.1)%        $(1,189.0)     $3,291.0
                                             ========       =======        =========      ========

For the Companies' variable insurance contracts, premiums collected are not reported as revenues, but as deposits to insurance liabilities. Revenues for these products are recognized over time in the form of investment spread and product charges.

Variable annuity separate account premiums decreased 48.0% in 2000. Excluded from the variable annuity separate account premiums above are $1,787.9 million and $97.9 million for the years ended December 31, 2000 and 1999, respectively, related to modified coinsurance agreements. The fixed account portion of the Companies' variable annuity premiums increased 2.9% in 2000. Excluding the effect of the modified coinsurance agreements, the increase in premiums resulted from increased sales of existing annuity products and from the introduction of a new annuity product during 2000 called GoldenSelect Guarantee Annuity.

Variable life premiums decreased 81.8% in 2000. In August 1999, Golden American discontinued offering variable life products, but the Companies continue to accept additional premiums from existing policyholders. Premiums, net of reinsurance, for variable products from a significant broker/dealer having at least ten percent of total sales for the year ended December 31, 2000, totaled $235.3 million, or 11% of total net premiums compared to $918.4 million, or 28%, from two significant broker/dealers for the year ended December 31, 1999. Gross premiums for variable products from two significant broker/dealers having at least ten percent of total sales for the year ended December 31, 2000, totaled $831.0 million, or 21% of total gross premiums compared to $1,018.9 million, or 30%, from two significant broker/dealers for the year ended December 31, 1999.

REVENUES

                                                           PERCENTAGE        DOLLAR
FOR THE YEAR ENDED DECEMBER 31                 2000          CHANGE          CHANGE       1999
                                             --------      ----------        ------       ----
                                                              (Dollars in millions)
Annuity and interest sensitive life
    product charges.......................    $144.9          74.7%          $62.0       $ 82.9
Management fee revenue....................      23.0         106.4            11.9         11.1
Net investment income.....................      64.1           8.4             4.9         59.2
Realized losses on investments............      (6.6)       (124.2)           (3.7)        (2.9)
                                             --------       -------          ------      -------
                                              $225.4          50.0%          $75.1       $150.3
                                             ========       =======          =====       =======

Total revenues increased 50.0%, or $75.1 million, to $225.4 million in 2000. Annuity and interest sensitive life product charges increased 74.7%, or $62.0 million, to $144.9 million in 2000, primarily due to additional fees earned from the increasing block of business in the separate accounts.

Golden American provides certain managerial and supervisory services to DSI, a wholly owned subsidiary of EIC. The fee paid to Golden American for these services, which is calculated as a percentage of average assets in the variable separate accounts, was $21.3 million for 2000 and $10.1 million for 1999. This increase is due to the increasing assets in the separate accounts and renegotiation of the fee paid by DSI to Golden American.

Net investment income increased 8.4%, or $4.9 million, to $64.1 million in 2000 from $59.2 million in 1999, due to increasing investment yields, as well as a larger average amount of assets backing the fixed account options within the variable products.

During 2000, the Companies had net realized losses on investments of $6.6 million, mainly due to sales of fixed maturities, including a $142,000 write down of an impaired fixed maturity. In 1999, the Companies had net realized losses on investments of $2.9 million, including a $1.6 million write down of two impaired fixed maturities.

EXPENSES

                                                                           PERCENTAGE        DOLLAR
FOR THE YEAR ENDED DECEMBER 31                              2000             CHANGE          CHANGE            1999
                                                          -------          ----------        -------        ---------
                                                                              (Dollars in millions)
 Insurance benefits and expenses:
    Annuity and interest sensitive life benefits:
      Interest credited to account balances..........      $195.1              11.3%            $19.8         $ 175.3
      Benefit claims incurred in excess of
        account balances.............................         4.9             (22.4)             (1.4)            6.3
    Underwriting, acquisition, and insurance
      expenses:
      Commissions....................................       213.7              13.4              25.3           188.4
      General expenses...............................        84.9              41.1              24.7            60.2
      Insurance taxes, state licenses, and fees......         4.5              12.5               0.5             4.0
      Policy acquisition costs deferred..............      (168.4)            (51.4)            178.0          (346.4)
      Expenses and charges reimbursed under
        modified coinsurance agreements..............      (225.8)          2,341.7            (216.6)           (9.2)
      Amortization:
        Deferred policy acquisition costs............        55.2              66.5              22.1            33.1
        Value of purchased insurance in force........         4.8             (23.0)             (1.4)            6.2
        Goodwill.....................................         3.8               --                 --             3.8
                                                           ------             ------            -----          ------
                                                           $172.7              41.9%            $51.0          $121.7
                                                           ======             ======            =====          ======

Total insurance benefits and expenses increased 41.9%, or $51.0 million, in 2000 from $121.7 million in 1999. Interest credited to account balances increased 11.3%, or $19.8 million, in 2000 from $175.3 million in 1999. The premium credit on the Premium Plus variable annuity product increased $8.2 million to $132.0 million at December 31, 2000. The remaining increase in interest credited relates to higher average account balances and higher average credited rates associated with the Companies' fixed account options within the variable products.

Commissions increased 13.4%, or $25.3 million, in 2000 from $188.4 million in 1999 due to increased sales of the fixed and separate account options in 2000. Insurance taxes, state licenses, and fees increased 12.5%, or $0.5 million, in 2000 from $4.0 million in 1999. Changes in commissions and insurance taxes, state licenses, and fees are generally related to changes in the level and composition of variable product sales. Most costs incurred as the result of sales have been deferred, thus having very little impact on current earnings.

General expenses increased 41.1%, or $24.7 million, in 2000 from $60.2 million in 1999. Management expects general expenses to continue to increase in 2001 as a result of the emphasis on expanding the salaried wholesaler distribution network and the growth in sales. The Companies use a network of wholesalers to distribute products, and the salaries and sales bonuses of these wholesalers are included in general expenses. The portion of these salaries and related expenses that varies directly with production levels is deferred thus having little impact on current earnings. The increase in general expenses was partially offset by reimbursements received from DSI, Equitable Life Insurance Company of Iowa ("Equitable Life"), an affiliate, ING Mutual Funds Management Co., LLC, an affiliate, Security Life of Denver Insurance Company, an affiliate, Southland Life Insurance Company, an affiliate, and United Life & Annuity Insurance Company, an affiliate, for certain advisory, computer, and other resources and services provided by Golden American.

The Companies' previous balances of DPAC, VPIF, and unearned revenue reserve were eliminated and a new asset of $44.3 million representing VPIF was established for all policies in force at the merger date. During 2000, VPIF established at the merger date of the Companies' Parent and ING, was adjusted to reduce amortization by $1.6 million to reflect changes in the assumptions related to the timing of estimated gross profits. During 1999, VPIF was adjusted to increase amortization by $0.7 million to reflect changes in the assumptions related to the timing of future gross profits. Amortization of DPAC increased $22.1 million, or 66.5%, in 2000. This increase resulted from a growth in deferred policy acquisition costs generated by expenses associated with the large sales volume experienced since December 31, 1999. Deferred policy acquisition costs decreased $178.0 million or 51.4% for the year ended December 31, 2000. This decrease was due to a modified coinsurance agreement which was entered into during the second quarter of 2000, and which resulted in a $223.7 million decrease in deferred policy acquisition costs. Based on current conditions and assumptions as to the impact of future events on acquired policies in force, the expected approximate net amortization relating to VPIF as of December 31, 2000, is $3.9 million in 2001, $3.6 million in 2002, $3.0 million in 2003, $2.4 million in 2004, and $1.9 million in 2005. Actual amortization may vary based upon changes in assumptions and experience.

Expenses and charges reimbursed under modified coinsurance agreements increased by $216.6 million to $225.8 million during 2000 as compared to the year ended December 31, 1999. This was primarily due to a modified coinsurance agreement which was entered into during the second quarter of 2000, with an affiliate, Equitable Life, covering a part of the business issued after January 1, 2000. This reinsurance agreement contributed $218.8 million to expenses and charges reimbursed under modified coinsurance agreements during the year ended December 31, 2000. This was offset by a corresponding decrease in deferred policy acquisition costs and reimbursement of non-deferrable costs related to policies reinsured under this agreement.

Interest expense increased 123.4%, or $11.0 million, in 2000 from $8.9 million in 1999. Interest expense on a $25 million surplus note issued December 1996 and expiring December 2026 was $2.1 million for the year ended December 31, 2000, unchanged from the same period of 1999. Interest expense on a $60 million surplus note issued in December 1998 and expiring December 2028 was $4.4 million for the year ended December 31, 2000, unchanged from the same period of 1999. Interest expense on a $75 million surplus note, issued September 30, 1999 and expiring September 29, 2029 was $5.8 million for the year ended December 31, 2000, and $1.5 million for the year ended December 31, 1999. Interest expense on a $50 million surplus note, issued December 1999 and expiring December 2029 was $4.1 million for the year ended December 31, 2000. Interest expense on a $35 million surplus note issued December 1999 and expiring December 2029 was $3.0 million for the year ended December 31, 2000. Golden American also paid $0.4 million in 2000 and $0.8 million in 1999 to ING AIH for interest on a reciprocal loan agreement. Interest expense on a revolving note payable with SunTrust Bank, Atlanta was $0.1 million and $0.2 million for the years ended December 31, 2000 and 1999, respectively.

INCOME. Net income for 2000 was $19.2 million, an increase of $8.0 million from $11.2 million for 1999.

Comprehensive income for 2000 was $24.3 million, an increase of $21.3 million from comprehensive income of $3.0 million for 1999.

1999 COMPARED TO 1998

PREMIUMS

                                                      PERCENTAGE      DOLLAR
FOR THE YEAR ENDED DECEMBER 31            1999          CHANGE        CHANGE          1998
                                        --------      ----------      ------          ----
                                                         (Dollars in millions)
Variable annuity premiums:
    Separate account...............     $2,511.7         71.9%        $1,050.5      $1,461.2
    Fixed account..................        770.7         30.9            182.0         588.7
Total variable annuity premiums....      3,282.4         60.1          1,232.5       2,049.9
Variable life premiums.............          8.6        (37.8)            (5.2)         13.8
                                        --------        ------        --------      --------
Total premiums.....................     $3,291.0         59.5%        $1,227.3      $2,063.7
                                        ========        ======        ========      ========

For the Companies' variable insurance contracts, premiums collected are not reported as revenues, but as deposits to insurance liabilities. Revenues for these products are recognized over time in the form of investment spread and product charges.

Variable annuity separate account premiums increased 71.9% in 1999. The fixed account portion of the Companies' variable annuity premiums increased 30.9% in 1999. These increases resulted from increased sales of the Premium Plus variable annuity product.

Variable life premiums decreased 37.8% in 1999. In August 1999, Golden American discontinued offering variable life products. Premiums, net of reinsurance, for variable products from two significant broker/dealers each having at least ten percent of total sales for the year ended December 31, 1999 totaled $918.4 million, or 28% of premiums compared to $528.9 million, or 26%, from two significant broker/dealers for the year ended December 31, 1998.

REVENUES

                                                               PERCENTAGE      DOLLAR
FOR THE YEAR ENDED DECEMBER 31                       1999        CHANGE        CHANGE      1998
                                                     ----      ----------      ------      ----
                                                                  (Dollars in millions)
Annuity and interest sensitive life product
    charges...................................      $ 82.9       112.0%        $43.8       $39.1
Management fee revenue........................        11.1       131.2           6.3         4.8
Net investment income.........................        59.2        39.3          16.7        42.5
Realized gains (losses) on investments........        (2.9)       93.3          (1.4)       (1.5)
                                                    ------       ------        -----       -----
                                                    $150.3        77.0%        $65.4       $84.9
                                                    ======       ======        =====       =====

Total revenues increased 77.0%, or $65.4 million, to $150.3 million in 1999. Annuity and interest sensitive life product charges increased 112.0%, or $43.8 million, to $82.9 million in 1999, primarily due to additional fees earned from the increasing block of business in the separate accounts.

Golden American provides certain managerial and supervisory services to DSI. The fee paid to Golden American for these services, which is calculated as a percentage of average assets in the variable separate accounts, was $11.1 million for 1999 and $4.8 million for 1998.

Net investment income increased 39.3%, or $16.7 million, to $59.2 million in 1999 from $42.5 million in 1998, due to growth in invested assets from December 31, 1998, increasing interest rates, and a relative increase in below investment grade investments.

During 1999, the Company had net realized losses on investments of $2.9 million, which includes a $1.6 million write down of two impaired fixed maturities, compared to net realized losses on investments of $1.5 million in 1998 which included a $1.0 million write down of two impaired fixed maturities.

EXPENSES

                                                                           PERCENTAGE         DOLLAR
FOR THE YEAR ENDED DECEMBER 31                              1999             CHANGE           CHANGE            1998
                                                            ----           ----------         ------            ----
                                                                                (Dollars in millions)
Insurance benefits and expenses:
Annuity and interest sensitive life benefits:
      Interest credited to account balances..........     $ 175.3              84.7%          $ 80.4           $ 94.9
      Benefit claims incurred in excess of
        account balances.............................         6.3             200.2               4.2             2.1
    Underwriting, acquisition, and insurance
      expenses:
      Commissions....................................       188.4              55.5              67.2           121.2
      General expenses...............................        60.2              60.2              22.6            37.6
      Insurance taxes, state licenses, and fees......         4.0              (4.0)             (0.1)            4.1
      Policy acquisition costs deferred..............      (346.4)             75.1            (148.6)         (197.8)
      Amortization:
        Deferred policy acquisition costs............        33.1             543.3              28.0             5.1
        Value of purchased insurance in force........         6.2              32.0               1.5             4.7
        Goodwill.....................................         3.8                --                --             3.8
    Expenses and charges reimbursed under
        modified coinsurance agreements..............        (9.2)             64.3              (3.6)           (5.6)
                                                          -------              -----           ------          ------
                                                          $ 121.7              73.6%           $ 51.6          $ 70.1
                                                          =======              =====           ======          ======

Total insurance benefits and expenses increased 73.6%, or $51.6 million, in 1999 from $70.1 million in 1998. Interest credited to account balances increased 84.7%, or $80.4 million, in 1999 from $94.9 million in 1998. The premium credit on the Premium Plus variable annuity product increased $69.3 million to $123.8 million at December 31, 1999. The bonus interest on the fixed account increased $3.0 million to $10.9 million at December 31, 1999. The remaining increase in interest credited relates to higher account balances associated with the Companies' fixed account options within the variable products.

Commissions increased 55.5%, or $67.2 million, in 1999 from $121.2 million in 1998. Insurance taxes, state licenses, and fees decreased 4.0%, or $0.1 million, in 1999 from $4.1 million in 1998. Changes in commissions and insurance taxes, state licenses, and fees are generally related to changes in the level and composition of variable product sales. Insurance taxes, state licenses, and fees are impacted by several other factors, which include an increase in FICA taxes primarily due to bonuses and expenses for the triennial insurance department examination of Golden American, which were offset by a decrease in 1999 of guaranty fund assessments paid. Most costs incurred as the result of sales have been deferred, thus having very little impact on current earnings.

General expenses increased 60.2%, or $22.6 million, in 1999 from $37.6 million in 1998. Management expects general expenses to continue to increase in 2000 as a result of the emphasis on expanding the salaried wholesaler distribution network and the growth in sales. The Companies use a network of wholesalers to distribute products, and the salaries and sales bonuses of these wholesalers are included in general expenses. The portion of these salaries and related expenses that varies directly with production levels is deferred thus having little impact on current earnings. The increase in general expenses was partially offset by reimbursements received from DSI, Equitable Life, ING Mutual Funds Management Co., LLC, an affiliate, Security Life of Denver Insurance Company, an affiliate, Southland Life Insurance Company, an affiliate, and United Life & Annuity Insurance Company, an affiliate, for certain advisory, computer, and other resources and services provided by Golden American.

The Companies' previous balances of DPAC, VPIF, and unearned revenue reserve were eliminated and a new asset of $44.3 million representing VPIF was established for all policies in force at the merger date. During 1999, VPIF was adjusted to increase amortization by $0.7 million to reflect changes in the assumptions related to the timing of estimated gross profits. During 1998, VPIF decreased $2.7 million to adjust the value of other receivables and increased $0.2 million as a result of an adjustment to the merger costs. During 1998,

VPIF was adjusted to reduce amortization by $0.2 million to reflect changes in the assumptions related to the timing of future gross profits. Amortization of DPAC increased $28.0 million, or 543.3%, in 1999. This increase resulted from growth in policy acquisition costs deferred from $197.8 million at December 31, 1998 to $346.4 million at December 31, 1999, which was generated by expenses associated with the large sales volume experienced since December 31, 1998. Based on current conditions and assumptions as to the impact of future events on acquired policies in force, the expected approximate net amortization relating to VPIF as of December 31, 1999 is $4.0 million in 2000, $3.6 million in 2001, $3.3 million in 2002, $2.8 million in 2003, and $2.3 million in 2004. Actual amortization may vary based upon changes in assumptions and experience.

Expenses and charges reimbursed under modified coinsurance agreements increased by $3.6 million due primarily to income received under a modified reinsurance agreement with an unaffiliated reinsurer.

Interest expense increased 102.6%, or $4.5 million, in 1999 from $4.4 million in 1998. Interest expense on a $25 million surplus note issued December 1996 and expiring December 2026 was $2.1 million for the year ended December 31, 1999, unchanged from the same period of 1998. Interest expense on a $60 million surplus note issued in December 1998 and expiring December 2028 was $4.3 million for the year ended December 31, 1999. Interest expense on a $75 million surplus note, issued September 30, 1999 and expiring September 29, 2029 was $1.5 million for the year ended December 31, 1999. Golden American also paid $0.8 million in 1999 and $1.8 million in 1998 to ING AIH for interest on a reciprocal loan agreement. Interest expense on a revolving note payable with SunTrust Bank, Atlanta was $0.2 million and $0.3 million for the years ended December 31, 1999 and 1998, respectively. In addition, Golden American incurred interest expense of $0.2 million in 1998 on a line of credit with Equitable Life.

INCOME. Net income for 1999 was $11.2 million, an increase of $6.1 million from $5.1 million for 1998.

Comprehensive income for 1999 was $3.0 million, a decrease of $0.9 million from comprehensive income of $3.9 million for 1998.

                               FINANCIAL CONDITION

RATINGS. Currently, the Companies' ratings are A+ by A. M. Best Company, AA+ by Fitch IBCA, Duff & Phelps Credit Rating Company, and AA+ by Standard & Poor's Rating Services ("Standard & Poor's").

INVESTMENTS. The financial statement carrying value and amortized cost basis of the Companies' total investments increased 76.5% and 72.4%, respectively, during the first nine months of 2001 after decreasing slightly in 2000. All of the Companies' investments, other than mortgage loans on real estate, are carried at fair value in the Companies' financial statements. The increase in the carrying value of the Companies' investment portfolio was due mainly to net purchases, as well as changes in unrealized appreciation and depreciation of fixed maturities. Growth in the cost basis of the Companies' investment portfolio resulted from the investment of premiums from the sale of the Companies' fixed account options due mainly to the introduction of the Guarantee product. The Companies manage the growth of insurance operations in order to maintain adequate capital ratios. To support the fixed account options of the Companies' insurance products, cash flow was invested primarily in fixed maturities and mortgage loans on real estate.

At September 30, 2001 and December 31, 2000, the Companies investments had a yield of 6.3% and 6.7%, respectively. The Companies estimate the total investment portfolio, excluding policy loans, had a fair value approximately equal to 102.1% and 99.3% of amortized cost value at September 30, 2001 and December 31, 2000, respectively.

Fixed Maturities: At September 30, 2001, the Companies had fixed maturities with an amortized cost and an estimated fair value of $1.3 billion. The Companies classify 100% of securities as available for sale. Net unrealized appreciation of fixed maturities of $27.6 million was comprised of gross appreciation of $36.1 million and gross depreciation of $8.5 million. Net unrealized holding gains on these securities, net of adjustments for VPIF, DPAC, and deferred income taxes of $5.1 million, were included in stockholder's equity at September 30, 2001.

At December 31, 2000, the Companies had fixed maturities with an amortized cost of $798.8 million and an estimated fair value of $792.6 million. The Companies classify 100% of securities as available for sale. Net unrealized depreciation of fixed maturities of $6.2 million comprised of gross appreciation of $5.8 million and gross depreciation of $12.0 million. Depreciation of $1.5 million was included in stockholder's equity at December 31, 2000 (net of adjustments of $0.8 million to VPIF, $3.1 million to DPAC, and $0.8 million to deferred taxes).

The individual securities in the Companies' fixed maturities portfolio (at amortized cost) include investment grade securities, which include securities issued by the U.S. government, its agencies, and corporations that are rated at least A- by Standard & Poor's Rating Services ("Standard & Poor's") ($593.0 million or 45.6% at September 30, 2001 and $519.9 million or 65.1% at December 31, 2000), that are rated BBB+ to BBB- by Standard & Poor's ($297.7 million or 22.9% at September 30, 2001 and $117.9 million or 14.7% at December 31, 2000), and below investment grade securities, which are securities issued by corporations that are rated BB+ and lower by Standard & Poor's ($105.0 million or 8.0% at September 30, 2001 and $53.5 million or 6.7% at December 31, 2000). Securities not rated by Standard & Poor's had a National Association of Insurance Commissioners ("NAIC") rating of 1, 2, 3, 4, 5, or 6 ($306.1 million or 23.5% at September 30, 2001 and $106.9 million or 13.4% at December 31,
2000). The Companies' fixed maturity investment portfolio had a combined yield at amortized cost of 6.7% and 6.8% at September 30, 2001 and December 31, 2000, respectively.

Fixed maturities rated BBB+ to BBB- may have speculative characteristics and changes in economic conditions or other circumstances are more likely to lead to a weakened capacity of the issuer to make principal and interest payments than is the case with higher rated fixed maturities.

At September 30, 2001, the amortized cost value of the Companies' total investments in below investment grade securities, excluding mortgage-backed securities, was $98.1 million, or 5.6%, of the Companies' investment portfolio ($65.1 million, or 6.4% at December 31, 2000). The Companies do not expect the percentage of the portfolio invested in below investment grade securities, excluding mortgage-backed securities, to exceed 10% of the investment portfolio. At September 30, 2001, the yield at amortized cost on the Companies' below investment grade portfolio was 8.5% compared to 6.8% for the Companies' investment grade corporate bond portfolio. At December 31, 2000, the yield at amortized cost on the Companies' below investment grade portfolio was 8.2% compared to 6.6% for the Companies' investment grade corporate bond portfolio. The Companies estimate the fair value of the below investment grade portfolio was $92.5 million, or 94.3% of amortized cost value, at September 30, 2001 ($60.2 million, or 92.6% of amortized cost value, at December 31, 2000).

Below investment grade securities have different characteristics than investment grade corporate debt securities. Risk of loss upon default by the borrower is significantly greater with respect to below investment grade securities than with other corporate debt securities. Below investment grade securities are generally unsecured and are often subordinated to other creditors of the issuer. Also, issuers of below investment grade securities usually have higher levels of debt and are more sensitive to adverse economic conditions, such as a recession or increasing interest rates, than are investment grade issuers. The Companies attempt to reduce the overall risk in the below investment grade portfolio, as in all investments, through careful credit analysis, strict investment policy guidelines, and diversification by company and by industry.

The Companies analyze the investment portfolio, including below investment grade securities, at least quarterly in order to determine if the Companies' ability to realize the carrying value on any investment has been impaired. For debt and equity securities, if impairment in value is determined to be other than temporary (i.e. if it is probable the Companies will be unable to collect all amounts due according to the contractual terms of the security), the cost basis of the impaired security is written down to fair value, which becomes the new cost basis. The amount of the write-down is included in earnings as a realized loss. Future events may occur, or additional or updated information may be received, which may necessitate future write-downs of securities in the Companies' portfolio. Significant write-downs in the carrying value of investments could materially adversely affect the Companies' net income in future periods.

During the first nine months of 2001 and the year ended December 31, 2000, fixed maturities designated as available for sale with a combined amortized cost of $406.3 million and $211.3 million, respectively, were sold, called, or repaid by their issuers. In total, net pre-tax gains from sales, calls, and repayments of fixed maturities amounted to $1.4 million in the first nine months to September
2001. During the first nine months of 2001, Golden American determined that the carrying value of four impaired bonds exceeded their estimated net realizable value. As a result, at September 30, 2001, Golden American recognized a total pre-tax loss of approximately $1,279,000 to reduce the carrying value of the bonds to their net realizable value of $565,000. For year ended December 31, 2000, net pre-tax losses from sales, calls, and repayment of fixed maturities amounted to $6.1 million, excluding the $142,000 pre-tax loss recognized in June 2000 to reduce the carrying value of an impaired bond to its net realizable value of $315,000.

Equity Securities: Equity securities with a cost of $8.6 million were redeemed during the first nine months of 2001 resulting in a realized loss of $1.6 million. At September 30, 2001, the Companies owned equity securities with a cost of $66,000. As of December 31, 2000, equity securities at market represent 0.7% of the fair value of the Companies' investment portfolio. At December 31, 2000, the Companies owned equity securities with a cost of $8.6 million and an estimated fair value of $6.8 million. Net unrealized depreciation of equity securities was comprised entirely of gross depreciation of $1.8 million. Equity securities are primarily comprised of investments in shares of the mutual funds underlying the Companies' registered separate accounts.

Mortgage Loans on Real Estate: Mortgage loans on real estate represent 12.3% of the Companies' investment portfolio at September 30, 2001. Mortgages outstanding were $215.1 million at September 30, 2001 with an estimated fair value of $223.8 million. Mortgages outstanding at amortized cost were $99.9 million at December 31, 2000 with an estimated fair value of $100.5 million. The Companies' mortgage loan portfolio includes 60 loans with an average size of $2.5 million at September 30, 2001. The Companies' mortgage loans on real estate are typically secured by occupied buildings in major metropolitan locations and not speculative developments and are diversified by type of property and geographic location. Mortgage loans on real estate have been analyzed by geographical location with concentrations by state identified as Ohio (20% in 2001 and 4% in 2000) and California (15% in 2001 and in 2000). There are no other concentrations of mortgage loans on real estate in any state exceeding ten percent at September 30, 2001 and December 31, 2000. Mortgage loans on real estate have also been analyzed by collateral type with significant concentrations identified in office buildings (22% in 2001 and 29% in 2000), industrial buildings (18% in 2001 and 11% in 2000), retail facilities (20% in 2001 and 18% in 2000), and multi-family apartments (36% in 2001 and 10% in
2000). At September 30, 2001 and December 31, 2000, the yield on the Companies' mortgage loan portfolio was 7.0% and 7.3%, respectively.

Mortgage loans on real estate represent 9.9% of the Companies' investment portfolio at December 21, 2000. Mortgages outstanding at amortized cost were $99.9 million at December 31, 2000 with an estimated fair value of $100.5 million. The Companies' mortgage loan portfolio includes 56 loans with an average size of $1.8 million and average seasoning of 0.6 years if weighted by the number of loans. The Companies' mortgage loans on real estate are typically secured by occupied buildings in major metropolitan locations and not speculative developments and are diversified by type of property and geographic location. Mortgage loans on real estate have been analyzed by geographical location with concentrations by state identified as California (15% in 2000 and 12% in 1999), and Utah (9% in 2000, 10% in 1999). There are no other concentrations of mortgage loans on real estate in any state exceeding ten percent at December 31, 2000 and 1999. Mortgage loans on real estate have also been analyzed by collateral type with significant concentrations identified in office buildings (29% in 2000, 34% in 1999), industrial buildings (35% in 2000, 33% in 1999), retail facilities (18% in 2000, 19% in 1999), and multi-family apartments (10% in 2000 and 10% in 1999). At December 31, 2000, the yield on the Companies' mortgage loan portfolio was 7.3%.

At September 30, 2001 and December 31, 2000, no mortgage loan on real estate was delinquent by 90 days or more. The Companies' loan investment strategy is consistent with other life insurance subsidiaries of ING in the United States. The Companies have experienced a historically low default rate in their mortgage loan portfolios.

OTHER ASSETS. Reinsurance recoverables increased $48.4 million during the first nine months of 2001 and $19.1 million during 2000, due largely to an increase of $45.9 million during the first nine months of 2001 and $14.6 million during 2000 in reinsurance reserves from an intercompany reinsurance agreement between Golden American and Security Life of Denver International Limited. On December 28, 2000, effective

January 1, 2000, Golden American entered into a reinsurance agreement with Security Life of Denver International Limited, an affiliate, covering variable annuity minimum guaranteed death benefits and minimum guaranteed living benefits. Negative equity market returns during 2001 led to the increase in the reinsurance reserves under this agreement. The remainder of the increase in 2000 was mainly due to an increase in reinsurance receivable from surrenders, and was consistent with an increase in ceded premiums from 1999 to 2000.

Amounts due from affiliates were $10,000 and $38.8 million at September 30, 2001 and December 31, 2000, respectively. At December 31, 2000, the companies had a receivable of $35.0 million related to a capital contribution from its parent Equitable of Iowa. Most of the remaining balance at December 31, 2000 was due to receivable for management fee revenues. The increase was due to higher management fees in the current year as well as the timing of the receivable settlement.

Accrued investment income decreased $1.6 million during 2000, due to a shift from long-term to short-term investments at December 31, 2000 as compared to December 31, 1999.

DPAC represents certain deferred costs of acquiring new insurance business, principally first year commissions and interest bonuses, premium credits, and other expenses related to the production of new business after the acquisition of Equitable of Iowa and its subsidiaries by ING Groep N.V. ("ING") on October 24, 1997 (the "acquisition date"). The Companies' previous balances of DPAC and VPIF were eliminated as of the acquisition date, and an asset representing VPIF was established for all policies in force at the acquisition date. VPIF is amortized into income in proportion to the expected gross profits of in force acquired business in a manner similar to DPAC amortization. Any expenses which vary directly with the sales of the Companies' products are deferred and amortized. At September 30, 2001, the Companies had DPAC and VPIF balances of $635.7 million and $17.3 million, respectively ($635.1 million and $25.9 million, respectively, at December 31, 2000). During the first nine months of 2001 and 2000, VPIF was adjusted to increase amortization by $1,116,000 and by $687,000, respectively, to reflect changes in the assumptions related to the timing of estimated gross profits.

Goodwill totaling $151.1 million, representing the excess of the acquisition cost over the fair value of net assets acquired, was established at the merger date. Accumulated amortization of goodwill as of September 30, 2001 and December 31, 2000 was $14.8 million and $11.9 million, respectively.

Other assets increased $17.0 million during first nine months of 2001 and $29.5 million during 2000, due mainly to increases in the receivable for securities sold.

At September 30, 2001, the Companies had $9.2 billion of separate account assets compared to $9.8 billion at December 31, 2000. At December 31, 2000, the Companies had $9.8 billion of separate account assets compared to $7.6 billion at December 31, 1999. The increase in separate account assets resulted from sales of the Companies' variable annuity products, net of redemptions and reinsurance, and from net policyholder transfers to the separate account options from the fixed account options within the variable products. The increase was partially offset by negative equity market returns. At September 30, 2001, the Companies had total assets of $12.0 billion, relatively unchanged from December 31, 2000. At December 31, 2000, the Companies had total assets of $11.9 billion, a 26.2% increase from December 31, 1999.

LIABILITIES. During the nine months ended September 30, 2001, future policy benefits for annuity and interest sensitive life products increased $604.9 million, or 56.9%, to $1.7 billion reflecting net sales of the Companies' fixed account net of transfers to the separate account options.

Separate account liabilities decreased $587.2 million, or 6.0% to $9.2 billion at September 30, 2001. Net contributions to the separate account were more than offset by a decrease in separate account liabilities resulting from the negative equity market returns.

During the year ended December 31, 2000, future policy benefits for annuity and interest sensitive life products increased $29.2 million, or 2.8%, to $1.1 billion reflecting mainly an increase in reserves due to the introduction of minimum guaranteed living benefits as new riders available to policyholders as of February,

2000 on certain variable products. Sales, net of redemptions and reinsurance, and increased transfer activity to the separate account options accounted for the $2.2 billion, or 30.0%, increase in separate account liabilities to $9.8 billion at December 31, 2000.

On December 30, 1999, Golden American issued a $50 million, 8.179% surplus note to Equitable Life, which matures on December 29, 2029. On December 8, 1999, Golden American issued a $35 million, 7.979% surplus note to First Columbine Life Insurance Company, an affiliate, which matures on December 7, 2029. On September 30, 1999, Golden American issued a $75 million, 7.75% surplus note to ING AIH, which matures on September 29, 2029. On December 30, 1999, ING AIH assigned the surplus note to Equitable Life. On December 30, 1998, Golden American issued a $60 million, 7.25% surplus note to Equitable Life, which matures on December 29, 2028. On December 17, 1996, Golden American issued a $25 million, 8.25% surplus note to Equitable Life, which matures on December 17, 2026. As a result of the merger of Equitable Life into EIC, the surplus note is now payable to EIC.

Amounts due to affiliates decreased $10.5 million or 52.6% to $9.4 million during the first nine months of 2001. This is mainly due to the partial cash settlement of a liability for the modified coinsurance agreement with Equitable Life.

During the year ended December 31, 2000, amounts due to affiliates increased by $7.2 million from $12.7 million at December 31, 1999 to $19.9 million at December 31, 2000. This was mainly due to the overpayment of the cash settlement for the modified coinsurance agreement with an affiliate.

Other liabilities increased $26.0 million or 37.5% to $95.4 million during the first nine months of 2001 due to the increase in the payable for securities purchased. Other liabilities increased $16.2 million from $53.2 million at December 31, 1999, due primarily to the timing of the settlement of account transfers, an increase in outstanding checks, and an increased pension liability, partly offset by a decrease in the payable for securities purchased.

The Companies total liabilities increased $35 million, during the first nine months 2001 and totaled $11.3 billion at September 30, 2001. In conjunction with the volume of variable annuity sales, the Companies' total liabilities increased $2.3 billion, or 26.0%, during 2000 and totaled $11.2 billion at December 31, 2000.

The effects of inflation and changing prices on the Companies' financial position are not material since insurance assets and liabilities are both primarily monetary and remain in balance. An effect of inflation, which has been low in recent years, is a decline in stockholder's equity when monetary assets exceed monetary liabilities.

STOCKHOLDER'S EQUITY. Additional paid-in capital increased $131.0 million, or 22.4% from December 31, 2000 due to capital contributions from the Parent. Additional paid-in capital increased $115.0 million, or 24.5%, from December 31, 1999 to $583.6 million at December 31, 2000, due to capital contributions from the Parent.

                         LIQUIDITY AND CAPITAL RESOURCES

Liquidity is the ability of the Companies to generate sufficient cash flows to meet the cash requirements of operating, investing, and financing activities. The Companies' principal sources of cash are variable annuity premiums and product charges, investment income, maturing investments, proceeds from debt issuance, and capital contributions made by the Parent. Primary uses of these funds are payments of commissions and operating expenses, interest and premium credits, investment purchases, repayment of debt, as well as withdrawals and surrenders.

Net cash provided by operating activities was $190.4 million in the first nine months of 2001 compared to net cash provided by operating activities of $142.9 million in the same period of 2000. Net cash provided by operating activities was $72.7 million in 2000 compared to net cash used by operating activities of $74.0 million in 1999. The Companies have predominantly had negative cash flows from operating activities since Golden American started issuing variable insurance products in 1989. These negative operating cash flows result primarily from commissions and other deferrable expenses related to the continued growth in the variable annuity products. For the nine months ended September 30, 2001 and 2000, negative operating cash flows have been offset by the effects of a modified coinsurance agreement entered into during the second quarter of 2000 with Equitable Life. This resulted in a net cash settlement of $192.5 million in the first nine months of 2001. For the nine months ended September 30, 2000, this modified coinsurance resulted in a net cash settlement of $214.7 million. Also contributing to the increase in net cash provided by operating activities for the first nine months of 2001 as compared to 2000 is an increase in reserves for guaranteed benefits due to the negative equity market returns. During 2000, these negative cash flows were offset by the effects of a modified coinsurance agreement entered into with an affiliate which resulted in the reimbursement of policy acquisition costs incorporated in a net cash settlement of $218.8 million. This was partially offset also by the use of cash from increases in reinsurance recoverable, due from affiliates and other assets.

Net cash used in investing activities was $597.3 million during the first nine months of 2001 compared to net cash provided by investing activities of $70.5 million in the same period of 2000. This increase in the net cash used in investing activities is primarily due to net purchases of fixed maturities and mortgage loans on real estate during the first nine months of 2001 versus net sales in 2000. Net purchases of fixed maturities reached $504.1 million during the first nine months of 2001 versus net sales of $53.1 million in the same period of 2000. Net purchases of mortgage loans on real estate reached $115.4 million in the first nine months of 2000 versus net purchases of $4.7 million during the same period in 2000. These investment purchases were mainly due to an increase in sales of the Companies fixed account options, primarily from the introduction of the Guarantee product in the fourth quarter of 2000.

Net cash provided by investing activities was $28.0 million during 2000 as compared to net cash used in investing activities of $177.5 million in 1999. This increase is primarily due to lower purchases of fixed maturities during 2000 than in 1999. Net sales of fixed maturities totaled $51.1 million in 2000 versus net purchases of $124.0 million in 1999. This change was mainly due to the relatively constant level policyholder account balances in the fixed account options during 2000 as compared to an increase during 1999, combined with a shift toward short-term investments.

Net cash provided by financing activities was $526.9 million during the first nine months of 2001 compared to net cash used in financing activities of $162.4 million during the same period in 2000. In the first nine months of 2001, net cash provided by financing activities was positively impacted by net fixed account deposits of $965.3 million compared to $379.6 million in the same period of 2000 due primarily to the introduction of the Guarantee product in the fourth quarter of 2000. In addition, there was a decrease of $49.8 million in net reallocations to Separate Accounts. In the first nine months of 2001, net cash provided by financing activities was positively impacted by an increase in capital contributions from the Parent. The Companies received $131.0 million and $80.0 million of capital contributions from the Parent in the first nine months of 2001 and 2000, respectively.

Net cash used by financing activities was $51.9 million during 2000 as compared to net cash provided by financing activities of $259.2 million during the prior year. In 2000, net cash provided by financing activities was positively impacted by net fixed account deposits of $660.4 million compared to $627.1 million in 1999. This increase was more than offset by net reallocations to the Companies' separate accounts, which increased to $825.9 million from $650.3 million during the prior year. In 2000, another important source of cash provided by financing activities was $115.0 million in capital contributions from the Parent compared to $121.0 million in 1999. Another source of cash provided by financing activities during 1999 was $160.0 million in proceeds from surplus notes. No surplus notes were issued during 2000.

The Companies' liquidity position is managed by maintaining adequate levels of liquid assets, such as cash or cash equivalents and short-term investments. Additional sources of liquidity include borrowing facilities to meet short-term cash requirements. Golden American maintains a $65.0 million reciprocal loan agreement with ING AIH, which expires on December 31, 2007. In addition, the Companies have established an $85.0 million revolving note facility with SunTrust Bank, Atlanta. This revolving note payable was amended and restated in April 2001 with an expiration date of May 31, 2002. Management believes these sources of liquidity are adequate to meet the Companies' short-term cash obligations.

Based on current trends, the Companies expect to continue to use net cash in operating activities before reinsurance. It is anticipated that a continuation of capital contributions from the Parent, the issuance of additional surplus notes, and/or the use of modified coinsurance agreements will cover these net cash outflows. ING AIH is committed to the sustained growth of Golden American. During 2001, ING AIH will maintain Golden American's statutory capital and surplus at the end of each quarter at a level such that: 1) the ratio of Total Adjusted Capital divided by Company Action Level Risk Based Capital exceeds 300%; 2) the ratio of Total Adjusted Capital (excluding surplus notes) divided by Company Action Level Risk Based Capital exceeds 200%; and 3) Golden American's statutory capital and surplus exceeds the "Amounts Accrued for Expense Allowances Recognized in Reserves" as disclosed on page 3, Line 13A of Golden American's statutory statement.

During the first quarter of 1999, Golden American's operations were moved to a new site in West Chester, Pennsylvania. Currently, Golden American occupies 125,000 square feet of leased space. From January 1, 2001 to September 30, 2001, First Golden's principal office was located in New York, New York, where certain of the companies' records were maintained. The 2,568 square feet of office space is leased through 2001. As of October 1, 2001, First Golden's principal office moved to Woodbury, New York.

The ability of Golden American to pay dividends to its Parent is restricted. Prior approval of insurance regulatory authorities is required for payment of dividends to the stockholder which exceed an annual limit. During 2001, Golden American cannot pay dividends to its Parent without prior approval of statutory authorities.

Under the provisions of the insurance laws of the State of New York, First Golden cannot distribute any dividends to its stockholder, Golden American, unless a notice of its intent to declare a dividend and the amount of the dividend has been filed with the New York Insurance Department at least thirty days in advance of the proposed declaration. If the Superintendent of the New York Insurance Department finds the financial condition of First Golden does not warrant the distribution, the Superintendent may disapprove the distribution by giving written notice to First Golden within thirty days after the filing. The management of First Golden does not anticipate paying dividends to Golden American during 2001.

The NAIC's risk-based capital requirements require insurance companies to calculate and report information under a risk-based capital formula. These requirements are intended to allow insurance regulators to monitor the capitalization of insurance companies based upon the type and mixture of risks inherent in a company's operations. The formula includes components for asset risk, liability risk, interest rate exposure, and other factors. The Companies have complied with the NAIC's risk-based capital reporting requirements. Amounts reported indicate that the Companies have total adjusted capital well above all required capital levels.

Reinsurance: At June 30, 2001, Golden American had reinsurance treaties with five unaffiliated reinsurers and three affiliated reinsurers covering a significant portion of the mortality risks and guaranteed death and living benefits under its variable contracts. At December 31, 2000, Golden American had reinsurance treaties with six unaffiliated reinsurers and three affiliated reinsurers covering a significant portion of the mortality risks and guaranteed death and living benefits under its variable contracts. Golden American remains liable to the extent its reinsurers do not meet their obligations under the reinsurance agreements.

On June 30, 2000, effective January 1, 2000, Golden American entered into a modified coinsurance agreement with Equitable Life, an affiliate, covering a considerable portion of Golden American's variable annuities issued on or after January 1, 2000, excluding those with an interest rate guarantee.

On December 28, 2000, Golden American entered into a reinsurance agreement with Security Life of Denver International Limited, an affiliate, covering variable annuity minimum guaranteed death benefits and minimum guaranteed living benefits of variable annuities issued on or after January 1, 2000. An irrevocable letter of credit was obtained through Bank of New York in the amount of $25,000,000 related to this agreement. Effective September 30, 2001, the agreement was amended, and the letter of credit amount was revised to $60 million.

On December 29, 2000, First Golden entered into a reinsurance treaty with London Life Reinsurance Company of Pennsylvania, an unaffiliated reinsurer, covering the minimum guaranteed death benefits of First Golden's variable annuities issued on or after January 1, 2000.

                         MARKET RISK AND RISK MANAGEMENT

Asset/liability management is integrated into many aspects of the Companies' operations, including investment decisions, product development, and crediting rates determination. As part of the risk management process, different economic scenarios are modeled, including cash flow testing required for insurance regulatory purposes, to determine that existing assets are adequate to meet projected liability cash flows. Key variables include contractholder behavior and the variable separate accounts' performance.

Contractholders bear the majority of the investment risks related to the variable insurance products. Therefore, the risks associated with the investments supporting the variable separate accounts are assumed by contractholders, not by the Companies (subject to, among other things, certain minimum guarantees). The Companies' products also provide certain minimum death and guaranteed living benefits that depend on the performance of the variable separate accounts. Currently, the majority of death and living benefit risks are reinsured, which protects the Companies from adverse mortality experience and prolonged capital market decline.

A surrender, partial withdrawal, transfer, or annuitization made prior to the end of a guarantee period from the fixed account may be subject to a market value adjustment. As the majority of the liabilities in the fixed account are subject to market value adjustment, the Companies do not face a material amount of market risk volatility. The fixed account liabilities are supported by a portfolio principally composed of fixed rate investments that can generate predictable, steady rates of return. The portfolio management strategy for the fixed account considers the assets available for sale. This enables the Companies to respond to changes in market interest rates, changes in prepayment risk, changes in relative values of asset sectors and individual securities and loans, changes in credit quality outlook, and other relevant factors. The objective of portfolio management is to maximize returns, taking into account interest rate and credit risks, as well as other risks. The Companies' asset/liability management discipline includes strategies to minimize exposure to loss as interest rates and economic and market conditions change.

On the basis of these analyses, management believes there is no material solvency risk to the Companies. With respect to a 10% drop in equity values from September 30, 2001 levels, variable separate account funds, which represent 85% of the in force, pass the risk in underlying fund performance to the contractholder (except for certain minimum guarantees). With respect to interest rate movements up or down 100 basis points from September 30, 2001 levels, the remaining 15% of the in force are fixed account funds and almost all of these have market value adjustments which provide significant protection against changes in interest rates.

            CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Any forward-looking statement contained herein or in any other oral or written statement by the Companies or any of their officers, directors, or employees is qualified by the fact that actual results of the Companies may differ materially from such statement, among other risks and uncertainties inherent in the Companies' business, due to the following important factors:

       1. Prevailing interest rate levels and stock market performance, which may affect the ability of the Companies to sell their products, the market value and liquidity of the Companies' investments, fee revenue, and the lapse rate of the Companies' policies, notwithstanding product design features intended to enhance persistency of the Companies' products.

       2. Changes in the federal income tax laws and regulations, which may affect the tax status of the Companies' products.

       3. Changes in the regulation of financial services, including bank sales and underwriting of insurance products, which may affect the competitive environment for the Companies' products.

       4.    Increasing competition in the sale of the Companies' products.

       5. Other factors that could affect the performance of the Companies, including, but not limited to, market conduct claims, litigation, insurance industry insolvencies, availability of competitive reinsurance on new business, investment performance of the underlying portfolios of the variable products, variable product design, and sales volume by significant sellers of the Companies' variable products.

                                OTHER INFORMATION

SEGMENT INFORMATION. During the period since the acquisition by Bankers Trust, September 30, 1992 to date of this Prospectus, Golden American's operations consisted of one business segment, the sale of variable insurance products. Golden American and its affiliate DSI are party to in excess of 620 sales agreements with broker-dealers, seven of whom, Locust Street Securities, Inc., Vestax Securities Corporation, Compu Life Investors Services, Inc., IFG Network Securities, Inc., Multi-Financial Securities Corporation, Primevest Financial Services and Washington Square Securities, Inc. are affiliates of Golden American. As of December 31, 2000, one broker-dealer produces 10% or more of Golden American's product sales net of reinsurance.

RESERVES. In accordance with the life insurance laws and regulations under which Golden American operates, it is obligated to carry on its books, as liabilities, actuarially determined reserves to meet its obligations on outstanding Contracts. Reserves, based on valuation mortality tables in general use in the United States, where applicable, are computed to equal amounts which, together with interest on such reserves computed annually at certain assumed rates, make adequate provision according to presently accepted actuarial standards of practice, for the anticipated cash flows required by the contractual obligations and related expenses of Golden American.

COMPETITION. Golden American is engaged in a business that is highly competitive because of the large number of stock and mutual life insurance companies and other entities marketing insurance products comparable to those of Golden American. There are over 2500 stock, mutual and other types of insurers in the life insurance business in the United States, a substantial number of which are significantly larger than Golden American.

AGREEMENTS WITH AFFILIATES. Pursuant to a service agreement between Golden American and Equitable Life, Equitable Life provides certain administrative, financial and other services to Golden American. Equitable Life billed Golden American and its subsidiary First Golden American Life Insurance Company of New York ("First Golden") $0.2 million for the first six months of 2001, $1.3 million for 2000, and $1.3 million for 1999 under this service agreement.

Golden American provides to DSI certain of its personnel to perform management, administrative and clerical services and the use of certain facilities. Golden American charges DSI for such expenses and all other general and administrative costs, first on the basis of direct charges when identifiable, and the remainder allocated based on the estimated amount of time spent by Golden American's employees on behalf of DSI. In the opinion of management, this method of cost allocation is reasonable. In 1995, the service agreement between DSI and Golden American was amended to provide for a management fee from DSI to Golden American for managerial and supervisory services provided by Golden American. This fee, calculated as a percentage of average assets in the variable separate accounts, was $17.2 million, $21.3 million and $10.1 million for the first six months of 2001 and the years 2000 and 1999, respectively.

Since January 1, 1998, Golden American and First Golden have had an asset management agreement with ING Investment Management LLC ("ING IM"), an affiliate, in which ING IM provides asset management and accounting services for a fee, based on assets under management and payable quarterly. For the first nine months of 2001 and for the years ended December
31, 2000 and 1999, Golden American and First Golden incurred fees of $2.9 million, $2.5 million and $2.2 million, respectively, under this agreement.

Since 1997, Golden American has provided certain advisory, computer and other resources and services to Equitable Life. Revenues for these services totaled $4.0 million for the first nine months of 2001 and $6.2 million for 2000 and $6.1 million for 1999.

First Golden provides resources and services to DSI. Revenues for these services totaled $0.1 million for the first nine months of 2001 and $0.2 million for 2000 and $0.4 for 1999.

Golden American provides resources and services to ING Mutual Funds Management Co., LLC, an affiliate. Revenues for these services totaled $0.5 million for the first nine months of 2001 and $0.5 million for 2000 and $0.2 million for 1999.

Golden American provides resources and services to United Life & Annuity Insurance Company, an affiliate. Revenues for these services, which reduce general expenses incurred by Golden American, totaled $0.3 million in the first nine months of 2001 and $0.6 million for 2000 and $0.5 million for 1999.

The Companies provide resources and services to Security Life of Denver Insurance Company, an affiliate. Revenues for these services, which reduce general expenses incurred by the Companies totaled $0.2 million for the first nine months of 2001 and $0.3 million for 2000 and $0.2 million for 1999.

The Companies provide resources and services to Southland Life Insurance Company, an affiliate. Revenues for these services, which reduce general expenses incurred by the Companies totaled $0.08 million for the first nine months of 2001 and $0.1 million for 2000 and $0.1 million for 1999.

Golden American has a guaranty agreement with Equitable Life, an affiliate. In consideration of an annual fee, payable June 30, Equitable Life guarantees to Golden American that it will make funds available, if needed, to Golden American to pay the contractual claims made under the provisions of Golden American's life insurance and annuity contracts. The agreement is not, and nothing contained therein or done pursuant thereto by Equitable Life shall be deemed to constitute, a direct or indirect guaranty by Equitable Life of the payment of any debt or other obligation, indebtedness, or liability of any kind or character whatsoever, of Golden American. The agreement does not guarantee the value of the underlying assets held in separate accounts in which funds of variable life insurance and variable annuity policies have been invested. The calculation of the annual fee is based on risk based capital. On June 30, 2001 and for 2000, Golden American incurred a fee of $12,000 and $7,000, respectively, under this agreement. No annual fee was paid in 1999.

DISTRIBUTION AGREEMENT. Under a distribution agreement, DSI acts as the principal underwriter (as defined in the Securities Act of 1933 and the Investment Company Act of 1940, as amended) of the variable insurance products issued by Golden American which as of December 31, 2000, are sold through other broker/dealer institutions. For the first nine months of 2001 and the years 2000 and 1999, commissions paid by Golden American to DSI (including commissions paid by First Golden) aggregated $160.0 million, $208.9 million and $181.5 million, respectively.

EMPLOYEES. Certain officers of Golden American are also officers of DSI, and their salaries are allocated among both companies. Certain officers of Golden American are also officers of other Equitable of Iowa subsidiaries. See "Directors and Executive Officers."

PROPERTIES. Golden American's principal office is located at 1475 Dunwoody Drive, West Chester, Pennsylvania 19380, where most of Golden American's records are maintained. This office space is leased. Other records are maintained in Des Moines and Atlanta at the offices of Equitable Life and ING, respectively.

STATE REGULATION. Golden American is subject to the laws of the State of Delaware governing insurance companies and to the regulations of the Delaware Insurance Department (the "Insurance Department"). A detailed financial statement in the prescribed form (the "Annual Statement") is filed with the Insurance Department each year covering Golden American's operations for the preceding year and its financial condition as of the end of that year. Regulation by the Insurance Department includes periodic examination to determine contract liabilities and reserves so that the Insurance Department may certify that these items are correct. Golden American's books and accounts are subject to review by the Insurance Department at all times. A full examination of Golden American's operations is conducted periodically by the Insurance Department and under the auspices of the NAIC.

In addition, Golden American is subject to regulation under the insurance laws of all jurisdictions in which it operates. The laws of the various jurisdictions establish supervisory agencies with broad administrative powers with respect to various matters, including licensing to transact business, overseeing trade practices, licensing agents, approving contract forms, establishing reserve requirements, fixing maximum interest rates on life insurance contract loans and minimum rates for accumulation of surrender values, prescribing the form and content of required financial statements and regulating the type and amounts of investments permitted. Golden American is required to file the Annual Statement with supervisory agencies in each of the jurisdictions in which it does business, and its operations and accounts are subject to examination by these agencies at regular intervals.

The NAIC has adopted several regulatory initiatives designed to improve the surveillance and financial analysis regarding the solvency of insurance companies in general. These initiatives include the development and implementation of a risk-based capital formula for determining adequate levels of capital and surplus. Insurance companies are required to calculate their risk-based capital in accordance with this formula and to include the results in their Annual Statement. It is anticipated that these standards will have no significant effect upon Golden American. For additional information about the Risk-Based Capital adequacy monitoring system and Golden American, see "Management's Discussion and Analysis Results of Operations."

In addition, many states regulate affiliated groups of insurers, such as Golden American, and its affiliates, under insurance holding company legislation. Under such laws, inter-company transfers of assets and dividend payments from insurance subsidiaries may be subject to prior notice or approval, depending on the size of the transfers and payments in relation to the financial positions of the companies involved.

Under insurance guaranty fund laws in most states, insurers doing business therein can be assessed (up to prescribed limits) for contract owner losses incurred by other insurance companies which have become insolvent. Most of these laws provide that an assessment may be excused or deferred if it would threaten an insurer's own financial strength. For information regarding Golden American's estimated liability for future guaranty fund assessments, see Note 10 of Notes to Financial Statements.

Although the federal government generally does not directly regulate the business of insurance, federal initiatives often have an impact on the business in a variety of ways. Certain insurance products of Golden American are subject to various federal securities laws and regulations. In addition, current and proposed federal measures which may significantly affect the insurance business include regulation of insurance company solvency, employee benefit regulation, removal of barriers preventing banks from engaging in the insurance business, tax law changes affecting the taxation of insurance companies and the tax treatment of insurance products and its impact on the relative desirability of various personal investment vehicles.

DIRECTORS AND OFFICERS

NAME (AGE)                        POSITION(S) WITH THE COMPANY
--------------------------        ----------------------------------------------
Robert C. Salipante (45)          Chief Executive Officer and Director
Chris D. Schreier (45)            President
Barnett Chernow (50)              President and CEO, Investment Products Group
Myles R. Tashman (58)             Executive Vice President, General Counsel and
                                     Assistant Secretary
Wayne R. Huneke (50)              Director and Chief Financial Officer
Thomas J. McInerney (45)          Director
Mark A. Tullis (46)               Director
Phillip R. Lowery (48)            Director
Paula Cludray-Engelke (44)        Secretary
James R. McInnis (53)             Executive Vice President and Chief Marketing
                                     Officer
Stephen J. Preston (44)           Executive Vice President and Chief Actuary
David S. Pendergrass (41)         Vice President and Treasurer
David L. Jacobson (52)            Senior Vice President and Assistant Secretary
William L. Lowe (37)              Senior Vice President
Steven G. Mandel (42)             Senior Vice President and Chief Information
                                     Officer
Gary F. Haynes (56)               Senior Vice President

Each director is elected to serve for one year or until the next annual meeting of shareholders or until his or her successor is elected. Some directors are directors of insurance company subsidiaries of Golden American's parent, Equitable of Iowa. Golden American's directors and senior executive officers and their principal positions for the past five years are listed below:

Mr. Robert C. Salipante was elected Director and Chief Executive Officer of Golden American in March, 2001. He has served as a Director of ReliaStar Life Insurance Company from October, 1995 to the present. He served ReliaStar Financial Corp. from February, 1996 to November, 1996 as Senior Vice President, Individual Insurance Division and Technology and from November, 1996 to July, 1999 as Senior Vice President, Personal Financial Services. He was elected President, Chief Operating Officer and Director of ReliaStar Financial Corp. July, 1999 to August, 2000. He became General Manager and Chief Executive Officer, US Retail Financial Services in September, 2000.

Mr. Chris D. Schreier was elected President of Golden American in March, 2001. From January, 1994 to September, 1996 he served as Assistant Vice President and Assistant Controller for ReliaStar Financial Corp. He was elected Second Vice President of ReliaStar Financial Corp. and ReliaStar Life Insurance Company from September, 1996 to January, 1999. He has served as Vice President and Controller of ReliaStar Financial Corp. since January, 1999.

Mr. Barnett Chernow became President and CEO of Investment Products Group in March 2001. From 1998 to 2001, Mr. Chernow served as President of Golden American and First Golden. From 1996 to 1998, Mr. Chernow served as Executive Vice President of First Golden. From 1993 to 1998, Mr. Chernow also served as Executive Vice President of Golden American. He was elected to serve as a director of First Golden in June, 1996 and Golden American in April, 1998.

Mr. Myles R. Tashman joined Golden American in August, 1994 as Senior Vice President and was named Executive Vice President, General Counsel effective January, 1996 and Assistant Secretary effective March, 2001. He served as a Director of Golden American from January, 1998 to March, 2001. He also serves as a Director, Executive Vice President, General Counsel and Secretary of First Golden.

Mr. Wayne R. Huneke was elected Director, Senior Vice President and Chief Financial Officer of Golden American in March, 2001. Since October, 1995 he has served as a Director of ReliaStar Life Insurance Company. He served ReliaStar Financial Corp. as Senior Vice President, Chief Financial Officer from August, 1994 to November, 1997, from November, 1997 to May, 1999 he served as Senior Vice President, ReliaStar Financial Markets. He became Senior Executive Vice President of ReliaStar Financial Corp. in May, 1999.

Mr. Thomas J. McInerney was elected as a Director of Golden American in March, 2001. He served Aetna U.S. Healthcare, Inc. as Vice President, National Accounts from April, 1996 to March, 1997. From August, 1997 to the present he has served as Director and from September, 1997 to the present he has served as President of Aetna Life Insurance & Annuity Company. He has served as President and Director of Aetna Insurance Company of America from September, 1997 to the present.

Mr. Mark A. Tullis became a Director of Golden American and First Golden in December 1999. He has served as Executive Vice President, Strategy and Operations for ING Americas Region since September 1999. From June, 1994 to August, 1999, he was with Primerica, serving as Executive Vice President at the time of his departure.

Mr. Phillip R. Lowery became a Director of Golden American in April, 1999 and First Golden in December, 1999. He has served as Executive Vice President and Chief Actuary for ING Americas Region since 1990. Ms. Paula Cludray-Engelke was elected Secretary of Golden American in March, 2001. From October, 1985 to October, 2000

Ms. Cludray-Engelke served with ReliaStar Life Insurance Company (f/k/a Northwestern National Life Insurance Company) in various compliance positions. From October, 2000 to the present she has served as an Attorney with ING US Legal Services.

Mr. James R. McInnis joined Golden American and First Golden in December, 1997 as Executive Vice President. From 1982 through November, 1997, he held several positions with the Endeavor Group and was President upon his departure.

Mr. David S. Pendergrass was elected Treasurer and Vice President of Golden American in December, 2000. Since October, 1995 he has served as a Vice President and Treasurer of ING North America Insurance Corporation.

Mr. David L. Jacobson joined Golden American in November, 1993 as Vice President and Assistant Secretary and became Senior Vice President in December, 1993. He was elected Senior Vice President and Assistant Secretary for First Golden in June, 1996.

Mr. Stephen J. Preston joined Golden American in December, 1993 as Senior Vice President, Chief Actuary and Controller. He became an Executive Vice President and Chief Actuary in June, 1998. He was elected Senior Vice President and Chief Actuary of First Golden in June, 1996 and elected Executive Vice President in June, 1998.

Mr. William L. Lowe joined Equitable Life as Vice President, Sales & Marketing in January, 1994. He became a Senior Vice President, Sales & Marketing, of Golden American in August, 1997. He was also President of Equitable of Iowa Securities Network, Inc. until October, 1998.

Mr. Steven G. Mandel joined Golden American in October 1988 and became Senior Vice President and Chief Information Officer in June, 1998.

Mr. Gary Haynes rejoined Golden American in April, 1999 as Senior Vice President, Operations. From August, 1995 to February, 1998 he was with F&G Life Insurance Company; serving as Senior Vice President, Operations at the time of his departure. He served as Senior Vice President, Operations with Golden American from July, 1994 to August, 1995.

COMPENSATION TABLE AND OTHER INFORMATION

The following sets forth information with respect to the Chief Executive Officer of Golden American as well as the annual salary and bonus for the next five highly compensated executive officers for the fiscal year ended December 31, 2000. Certain executive officers of Golden American are also officers of DSI and First Golden. The salaries of such individuals are allocated among Golden American, DSI and First Golden pursuant to an arrangement among these companies.

EXECUTIVE COMPENSATION TABLE

The following table sets forth information with respect to the annual salary and bonus for Golden American's Chief Executive Officer and the four other most highly compensated executive officers for the fiscal year ended December 31, 2000.

These officers serve other roles to affiliated companies and these salaries include compensation for these services.

                                                                                  LONG-TERM
                                            ANNUAL COMPENSATION                 COMPENSATION
                                       ---------------------------        ---------------------------
                                                                           RESTRICTED      SECURITIES
NAME AND                                                                  STOCK AWARDS     UNDERLYING       ALL OTHER
PRINCIPAL POSITION           YEAR        SALARY          BONUS/1/         OPTIONS           OPTIONS       COMPENSATION/2/
------------------           ----      -----------     -----------        ------------     ----------     ---------------
Barnett Chernow..........    2000      $   409,447     $    638,326                           10,200         $  26,887
President                    1999      $   300,009     $    698,380                            6,950         $  20,464
                             1998      $   284,171     $    105,375           8,000

James R. McInnis.........    2000      $   337,543     $  1,210,898                            5,200         $  19,487
Executive Vice               1999      $   250,007     $    955,646                            5,550         $  15,663
President                    1998      $   250,004     $    626,245           2,000

William L. Lowe..........    2000      $   205,144     $    821,545                            3,500         $      81
Senior Vice                  1999      $   191,589     $    737,933                                          $   2,924
President                    1998      $   165,816     $    528,299                                          $     756

Stephen J. Preston.......    2000      $   230,170     $    426,994                            5,000         $  14,713
Executive Vice               1999      $   198,964     $    235,002            2,050                         $  12,564
President and                1998      $   173,870     $     32,152            3,500
Chief Actuary

Gary Haynes..............    2000      $   201,136     $    404,773                            3,000         $  14,735
Senior Vice                  1999      $   159,030     $     50,000                                          $   9,540
President

-------------------------
1   The amount shown relates to bonuses paid in 2000, 1999 and 1998.

2 Other compensation for 2000 and 1999 includes a business allowance for each named executive which is required to be applied to specific business expenses of the named executive.

OPTION GRANTS IN LAST FISCAL YEAR

                                                                                         POTENTIAL
                                           % OF TOTAL                               REALIZABLE VALUE AT
                            NUMBER OF        OPTIONS                                  ASSUMED ANNUAL
                           SECURITIES      GRANTED TO                                 RATES OF STOCK
                           UNDERLYING       EMPLOYEES    EXERCISE                   PRICE APPRECIATION
                             OPTIONS        IN FISCAL     OR BASE    EXPIRATION      FOR OPTION TERM/3/
NAME                        GRANTED/1/         YEAR       PRICE/2/       DATE          5%          10%
----                       -----------     ----------    ---------   ----------     --------    --------
Barnett Chernow..........     10,200        0.85%         $54.56     04/03/2010     $348,987    $886,937
James R. McInnis.........      5,200        0.43%         $54.56     04/03/2010     $178,425    $452,164
William L. Lowe..........      3,500        0.29%         $54.56     04/03/2010     $120,094    $304,341
Stephen J. Preston.......      5,000        0.42%         $54.56     04/03/2010     $171,562    $434,773
Gary Haynes..............      3,000        0.25%         $54.56     04/03/2010     $102,937    $260,864

1 Stock appreciation rights granted in 2000 to the officers of Golden American have a three-year vesting period and an expiration date as shown.

2 The base price was equal to the fair market value of ING's stock on the date of grant.

3 Total dollar gains based on indicated rates of appreciation of share price over the total term of the rights.

                             PART II
             INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Not applicable.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

The following provisions regarding the Indemnification of Directors and Officers of the Registrant are applicable:

     INDEMNIFICATION OF DIRECTORS, OFFICERS, EMPLOYEES AND
     INCORPORATORS

     Delaware General Corporation Law, Title 8, Section 145 provides that corporations incorporated in Delaware may indemnify their officers, directors, employees or agents for threatened, pending or past legal action by reason of the fact he/she is or was a director, officer, employee or agent. Such indemnification is provided for under the Company's By-Laws under Article VI. Indemnification includes all liability and loss suffered and expenses (including attorneys' fees) reasonably incurred by such indemnitee. Prepayment of expenses is permitted, however, reimbursement is required if it is ultimately determined that indemnification should not have been given.

     DIRECTORS' AND OFFICERS' INSURANCE

     The directors, officers, and employees of the registrant, in addition to the indemnifications described above, are indemnified through the blanket liability insurance policy of Registrant's ultimate parent, ING Groep, N.V., or directly by Equitable of Iowa Companies, Inc. for liabilities not covered through the indemnification provided under the By-Laws.

     SECURITIES AND EXCHANGE COMMISSION POSITION ON
     INDEMNIFICATION

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

Not Applicable.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)  EXHIBITS.

     1     Underwriting Agreement Between Golden American and
           Directed Services, Inc. incorporated by reference to
           Item 16(a)(1) of Amendment No. 1 to a Registration Statement for Golden American filed with the Securities and Exchange Commission ("SEC") on September 24, 1997 (File No. 333-28765).

     3(a)  Certificate of Amendment of the Restated Articles of
           Incorporation of Golden American incorporated by reference to Item 16(a)(3)(a) of Amendment No. 5 to a Registration Statement for Golden American filed with the SEC on April 23, 1999 (File No. 333-28765).

     3(b)  By-Laws of Golden American incorporated by reference to
           Item 16(a)(3)(b) of Amendment No. 5 to a Registration
           Statement for Golden American filed with the SEC on April 23, 1999 (File No. 333-28765).

     3(c) Resolution of Board of Directors for Powers of Attorney incorporated by reference to Item 16(a)(3)(c) of Amendment No. 5 to a Registration Statement for Golden American filed with the SEC on April 23, 1999 (File No. 333-28765).

     4(a) Individual Deferred Combination Variable and Fixed Annuity Contract incorporated by reference to Item 16(a)(4)(a) of Amendment No. 5 to a Registration Statement for Golden
           American filed with the SEC on April 23, 1999
           (File No. 333-28765).

     4(b)  Group Deferred Combination Variable and Fixed Annuity
           Contract incorporated by reference to Item 16(a)(4)(b) of Amendment No. 5 to a Registration Statement for Golden
           American filed with the SEC on April 23, 1999
           (File No. 333-28765).

     4(c) Individual Deferred Variable Annuity Contract incorporated by reference to Item 16(a)(4)(c) of Amendment No. 5 to a Registration Statement for Golden American filed with the SEC on April 23, 1999 (File No. 333-28765).

     4(d) Individual Retirement Annuity Rider Page incorporated by reference to Item 16(a)(4)(d) of Amendment No. 1 to a Registration Statement for Golden American filed with the SEC on September 24, 1997 (File No. 333-28765).

     4(e) Individual Deferred Combination Variable and Fixed Annuity Application incorporated by reference to
           Item 16(a)(4)(e) of Amendment No. 5 to a Registration Statement for Golden American filed with the SEC on December 3, 1999 (File No. 333-28765).

     4(f)  Group Deferred Combination Variable and Fixed
           Annuity Enrollment Form incorporated by reference to
           Item 16(a)(4)(f) of Amendment No. 5 to a Registration
           Statement for Golden American filed with the SEC on December 3, 1999 (File No. 333-28765).

     4(g) Individual Deferred Variable Annuity Application incorporated by reference to Item 16(a)(4)(g) of Amendment No. 5 to a Registration Statement for
           Golden American filed with the SEC on December 3, 1999
           (File No. 333-28765).

     4(h) Roth Individual Retirement Annuity Rider incorporated by reference to Item 16(a)(4)(h) of Amendment No. 2 to a Registration Statement for
           Golden American filed with the SEC on February 12, 1998 (File No. 333-28765).

     4(i) Minimum Guaranteed Accumulation Benefit Rider (REV) incorporated by reference to Item 16(a)(4)(i) of Amendment No. 11 to a Registration Statement for Golden American filed with the SEC on April 23, 2001 (File No. 333-28765).

     4(j) Minimum Guaranteed Income Benefit Rider (REV) incorporated by reference to Item 16(a)(4)(j) of Amendment No. 11 to a Registration Statement for
           Golden American filed with the SEC on April 23, 2001
           (File No. 333-28765).

     4(k) Minimum Guaranteed Withdrawal Benefit Rider (REV) incorporated by reference to Item 16(a)(4)(k) of Amendment No. 11 to a Registration Statement for Golden American filed with the SEC on April 23, 2001 (File No. 333-28765).

     4(l) Living Benefit Endorsement (Inforce Riders) incorporated by reference to Item 16(a)(4)(l) of Amendment No. 11 to a Registration Statement for
           Golden American filed with the SEC on April 23, 2001
           (File No. 333-28765).

     4(m) Death Benefit Endorsement No.1 (REV) (7% Solution Enhanced) incorporated by reference to Item 16(a)(4)(m) of Amendment No. 11 to a Registration Statement for
           Golden American filed with the SEC on April 23, 2001
           (File No. 333-28765).

     4(n) Death Benefit Endorsement No.2 (REV) (Ratchet Enhanced) incorporated by reference to Item 16(a)(4)(n) of Amendment No. 11 to a Registration Statement for
           Golden American filed with the SEC on April 23, 2001
           (File No. 333-28765).

     4(o) Death Benefit Endorsement No.3 (REV) (Standard) incorporated by reference to Item 16(a)(4)(o) of Amendment No. 11 to a Registration Statement for Golden American filed with the SEC on April 23, 2001 (File No. 333-28765).

     4(p) Death Benefit Endorsement No.4 (REV) (Max 7 Enhanced) incorporated by reference to Item 16(a)(4)(p) of Amendment No. 11 to a Registration Statement for Golden American filed with the SEC on April 23, 2001 (File No. 333-28765).

     4(q) Death Benefit Endorsement No.5 (Base Death Benefit) incorporated by reference to Item 16(a)(4)(q) of Amendment No. 11 to a Registration Statement for Golden American filed with the SEC on April 23, 2001 (File No. 333-28765).

     4(r) Death Benefit Endorsement No.6 (Inforce Contracts) incorporated by reference to Item 16(a)(4)(r) of Amendment No. 11 to a Registration Statement for Golden American filed with the SEC on April 23, 2001 (File No. 333-28765).

     4(s) Earnings Enhancement Death Benefit Rider incorporated by reference to Item 16(a)(4)(s) of Amendment No. 11 to a Registration Statement for
           Golden American filed with the SEC on April 23, 2001
           (File No. 333-28765).

     4(t) Individual Deferred Combination Variable and Fixed Annuity Contract incorporated by reference to Item 16(a)(4)(a) of Amendment No. 3 to a Registration Statement for Golden
           American filed with the SEC on April 23, 1999
           (File No. 333-51353).

     4(u)  Group Deferred Combination Variable and Fixed Annuity
           Contract incorporated by reference to Item 16(a)(4)(b) of Amendment No. 3 to a Registration Statement for Golden
           American filed with the SEC on April 23, 1999
           (File No. 333-51353).

     4(v) Individual Deferred Variable Annuity Contract incorporated by reference to Item 16(a)(4)(c) of Amendment No. 3 to a Registration Statement for Golden American filed with the SEC on April 23, 1999 (File No. 333-51353).

     5     Opinion and Consent of Myles R. Tashman

     10(a) Administrative Services Agreement between Golden American and Equitable Life Insurance Company of Iowa incorporated by reference to Item 16(a)(10)(b) of Amendment No. 4 to a Registration Statement for
           Golden American filed with the SEC on April 29, 1998
           (File No. 333-28765).

     10(b) Service Agreement between Golden American and Directed
           Services, Inc. incorporated by reference to
           Item 16(a)(10)(c) of Amendment No. 4 to a Registration
           Statement for Golden American filed with the SEC on April 29, 1998 (File No. 333-28765).

     10(c) Asset Management Agreement between Golden American and
           ING Investment Management LLC. incorporated by reference to Item 16(a)(10)(d) of Amendment No. 5 to a Registration Statement for Golden American filed with the SEC on April 23, 1999 (File No. 333-28765).

     10(d) Reciprocal Loan Agreement between Golden American and
           ING America Insurance Holdings, Inc. incorporated by reference to Item 16(a)(10)(e) of Amendment No. 5 to a Registration Statement for Golden American filed with the SEC on April 23, 1999 (File No. 333-28765).

     10(e) Revolving Note Payable between Golden American and
           SunTrust Bank incorporated by reference to
           Item 16(a)(10)(f) of Amendment No. 5 to a Registration
           Statement for Golden American filed with the SEC on April 23, 1999 (File No. 333-28765).

     10(f) Surplus Note, dated December 17, 1996, between Golden
           American and Equitable of Iowa Companies incorporated by reference to Item 16(a)(10)(g) of Amendment No. 8 to a Registration Statement for Golden American filed with the SEC on April 26, 2000 (File No. 333-28765).

     10(g) Surplus Note, dated December 330, 1998, between Golden
           American and Equitable Life Insurance Company of Iowa incorporated by reference to Item 16(a)(10)(h) of Amendment No. 8 to a Registration Statement for Golden American filed with the SEC on April 26, 2000
           (File No. 333-28765).

     10(h) Surplus Note, dated September 30, 1999, between Golden
           American and ING AIH incorporated by reference to
           Item 16(a)(10)(i) of Amendment No. 8 to a Registration Statement for Golden American filed with the SEC on April 26, 2000 (File No. 333-28765).

     10(i) Surplus Note, dated December 8, 1999, between Golden
           American and First Columbine Life Insurance Company incorporated by reference to Item 16(a)(10)(j) of Amendment No. 7 to a Registration Statement for Golden American filed with the SEC on January 27, 2000
           (File No. 333-28765).

     10(j) Surplus Note, dated December 8, 1999, between Golden
           American and Equitable of Iowa companies incorporated by reference to Item 16(a)(10)(k) of Amendment No. 7 to a Registration Statement for Golden American filed with the SEC on January 27, 2000 (File No. 333-28765).

     10(k) Reinsurance Agreement, dated June 30, 2000, between
           Golden American and Equitable Life Insurance Company of Iowa incorporated by reference to Item 16(a)(10)(o) of Amendment No. 9 to a Registration Statement for Golden American filed with the SEC on September 13, 2000
           (File No. 333-28765).

     10(l) Renewal of Revolving Note Payable between Golden American and SunTrust Bank as of July 31, 2000 incorporated by reference to Item 16(a)(10)(p) of Amendment No. 9 to a Registration Statement for Golden American filed with the SEC on September 13, 2000 (File No. 333-28765).

     10(m) Reinsurance Agreement, effective 01/01/00, between Golden
           American and Security Life of Denver International Limited incorporated by reference to Item 16(a)(10)(q) of Amendment No. 11 to a Registration Statement for
           Golden American filed with the SEC on April 23, 2001
           (File No. 333-28765).

     10(n) Letter of Credit between Security Life of Denver
           International Limited and The Bank of New York for the benefit of Golden American incorporated by reference to
           Item 16(a)(10)(r) of Amendment No. 11 to a Registration Statement for Golden American filed with the SEC on April 23, 2001 (File No. 333-28765).

     10(o) Renewal of Revolving Note Payable between Golden American and SunTrust Bank as of April 30, 2000 incorporated by reference to Item 16(a)(10)(u) of Amendment No. 12 to a Registration Statement for Golden American filed with the SEC on October 26, 2001 (File No. 333-28765).

     10(p) Amendment to Reinsurance Agreement, amendment dated
           September 28, 2001, between Golden American and Security Life of Denver International Limited incorporated by reference to Item 16(a)(10)(v) of Amendment No. 12 to a Registration Statement for Golden American filed with the SEC on October 26, 2001 (File No. 333-28765).

     10(q) Form of Services Agreement among Golden American
           Life Insurance Company and ING affiliated
           Insurance Companies

     10(r) Form of Services Agreement between Golden
           American Life Insurance Company and ING North
           American Insurance Corporation, Inc.

     10(s) Form of Shared Services Center Agreement among
           ING North American Insurance Corporation, Inc.
           and ING affiliated Insurance Companies

     23(a) Consent of Sutherland Asbill & Brennan LLP.

     23(b) Consent of Ernst & Young LLP, Independent Auditors.

     23(c) Consent of Myles R. Tashman, incorporated in Item 5 of this
            Part II, together with the Opinion of Myles R. Tashman.

     24    Powers of Attorney.

(b)  FINANCIAL STATEMENT SCHEDULE.

     (1) All financial statements are included in the Prospectus as indicated therein

     (2) Schedules I, III and IV follow. All other schedules to the consolidated financial statements required by Article 7 of Regulation S-X are omitted because they are not applicable or because the information is included elsewhere in the consolidated financial statements or notes thereto.

                                                             SCHEDULE I
                                                       SUMMARY OF INVESTMENTS
                                              OTHER THAN INVESTMENTS IN RELATED PARTIES
                                                       (Dollars in thousands)



                                                                                                                      BALANCE
                                                                                                                        SHEET
   DECEMBER 31, 2000                                                                     COST(1)        VALUE          AMOUNT
------------------------------------------------------------------------------------------------------------------------------
   TYPE OF INVESTMENT
   Fixed maturities, available for sale:
    Bonds:
      United States government and governmental agencies and
        authorities.........................................................            $18,607       $19,171          $19,171
      Public utilities......................................................             54,132        52,826           52,826
      Corporate securities..................................................            355,890       349,202          349,202
      Other asset-backed securities.........................................            223,787       224,122          224,122
      Mortgage-backed securities............................................            146,335       147,257          147,257
                                                                                  --------------------------------------------
      Total fixed maturities, available for sale............................            798,751       792,578          792,578

   Equity securities:
      Common stocks: industrial, miscellaneous, and all other...............              8,611         6,791            6,791

   Mortgage loans on real estate.........................................                99,916                         99,916
   Policy loans..........................................................                13,323                         13,323
   Short-term investments................................................               106,775                        106,775
                                                                                  ---------------                -------------
   Total investments.....................................................            $1,027,376                     $1,019,383
                                                                                  ===============                =============

Note 1: Cost is defined as original cost for common stocks, amortized cost for bonds and short-term investments, and unpaid principal for policy loans and mortgage loans on real estate, adjusted for amortization of premiums and accrual of discounts.



                                                            SCHEDULE III
                                                 SUPPLEMENTARY INSURANCE INFORMATION
                                                       (Dollars in thousands)


COLUMN A        COLUMN B     COLUMN C     COLUMN D    COLUMN E   COLUMN F   COLUMN G    COLUMN H    COLUMN I    COLUMN J   COLUMN K
------------------------------------------------------------------------------------------------------------------------------------
                                 FUTURE
                                 POLICY                                                             AMORTIZA-
                              BENEFITS,                   OTHER                           BENEFITS    TION OF
                                LOSSES,                  POLICY                            CLAIMS,   DEFERRED
                 DEFERRED        CLAIMS                  CLAIMS  INSURANCE                  LOSSES     POLICY
                   POLICY           AND    UNEARNED         AND   PREMIUMS        NET          AND     ACQUI-       OTHER
              ACQUISITION          LOSS     REVENUE    BENEFITS        AND INVESTMENT  SETTLEMENT      SITION   OPERATING   PREMIUMS
SEGMENT             COSTS      EXPENSES     RESERVE     PAYABLE    CHARGES     INCOME     EXPENSES      COSTS   EXPENSES*    WRITTEN
------------------------------------------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31, 2000:

Life insurance    $635,147   $1,062,891      $6,817         $82   $144,877    $64,140     $200,031    $55,154    $143,300        --

YEAR ENDED DECEMBER 31, 1999:

Life insurance     528,957    1,033,701       6,300           8     82,935     59,169      182,221     33,119     (83,827)       --

YEAR ENDED DECEMBER 31, 1998:

Life insurance     204,979      881,112       3,840          --     39,119     42,485       96,968      5,148     (26,406)       --



*    This includes policy  acquisition  costs deferred for first year commissions and interest  bonuses,  premium credit,  and other expenses related to the production of new business. The costs related to first year interest bonuses and the premium credit are included in benefits claims, losses, and settlement expenses.





                                                             SCHEDULE IV
                                                             REINSURANCE


COLUMN A                                             COLUMN B        COLUMN C        COLUMN D         COLUMN E        COLUMN F
--------------------------------------------------------------------------------------------------------------------------------
                                                                                                                    PERCENTAGE
                                                                     CEDED TO         ASSUMED                        OF AMOUNT
                                                        GROSS           OTHER      FROM OTHER              NET         ASSUMED
                                                       AMOUNT       COMPANIES       COMPANIES           AMOUNT          TO NET
--------------------------------------------------------------------------------------------------------------------------------
AT DECEMBER 31, 2000:
    Life insurance in force.................     $196,334,000    $105,334,000              --      $91,000,000              --
                                                ================================================================================

At December 31, 1999:
    Life insurance in force.................     $225,000,000    $119,575,000              --     $105,425,000              --
                                                ================================================================================

AT DECEMBER 31, 1998:
    Life insurance in force.................     $181,456,000    $111,552,000              --      $69,904,000              --
                                                ================================================================================




ITEM 17.  UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i)  To include any prospectus required by Section
             10(a)(3) of the Securities Act of 1933;

       (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or
     Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                           SIGNATURES

As required by the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant has caused this Registration Statement to be signed on its behalf in the City of West Chester, and Commonwealth of Pennsylvania, on the 31st day of December, 2001.



                                     GOLDEN AMERICAN LIFE
                                     INSURANCE COMPANY
                                     (Registrant)

                                By:
                                     --------------------
                                     Robert C. Salipante*
                                     Chief Executive Officer

Attest: /s/ Marilyn Talman
        ------------------------
         Marilyn Talman
         Vice President, Associate General Counsel
         and Assistant Secretary of Depositor

As required by the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on December 31, 2001.

Signature                     Title
---------                     -----

                              Director and Chief Executive
--------------------          Officer
Robert C. Salipante*



                              Director, Senior Vice President
--------------------          and Chief Financial Officer
Wayne R. Huneke*


                DIRECTORS OF DEPOSITOR


----------------------
Robert C. Salipante*


----------------------
Thomas J. McInerney*


----------------------
Wayne R. Huneke*


----------------------
Mark A. Tullis*


----------------------
Phillip R. Lowery*


Attest: /s/ Marilyn Talman
        ------------------------
         Marilyn Talman
         Vice President, Associate General Counsel
         and Assistant Secretary of Depositor

*Executed by Marilyn Talman on behalf of those indicated pursuant to Power of Attorney.

                                  EXHIBIT INDEX

ITEM      EXHIBIT                                                    PAGE #
----      -------                                                    ------

5         Opinion and Consent of Myles R. Tashman                    EX-5

10(q)     Form of Services Agreement among Golden American
          Life Insurance Company and ING affiliated
          Insurance Companies                                        EX-99.B10Q

10(r)     Form of Services Agreement between Golden
          American Life Insurance Company and ING North
          American Insurance Corporation, Inc.                       EX-99.B10R

10(s)     Form of Shared Services Center Agreement among
          ING North American Insurance Corporation, Inc.
          and ING affiliated Insurance Companies                     EX-99.B10S

23(a)     Consent of Sutherland Asbill & Brennan LLP                 EX-23.A

23(b)     Consent of Ernst & Young LLP, Independent Auditors.        EX-23.B

24        Powers of Attorney                                         EX-24